As filed with the Securities and Exchange Commission on May 15, 2012

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BLUEFIRE EQUIPMENT CORPORATION
(Name of Registrant as Specified in its Charter)

Delaware	3533	26-2833179
(State or Other Jurisdiction	(Primary Standard Industrial Classification	(IRS Employer Identification #)
of Organization)	Code)

BizFilings
1113 Vine Street, Suite 148	108 West 13th Street
Houston, Texas 77002	Wilmington, Delaware 19801
(866) 713-3700	(800) 981-7183
(Address and telephone of	(Name, address and telephone number
registrant's executive office)	of agent for service)

Please send copies of all correspondence to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public: After this registration statement becomes effective

If the securities being registered herein will be sold by the security shareholders on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933 please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE
Title of Each Class Of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration fee
Common Stock, $0.0001 par value per share	7,500,000	$0.01	$75,000	$8.60
Common Stock, $0.0001 par value per share	7,500,000	$0.01	$75,000	$8.60

(1)
In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
There is no public market for our common stock.  The offering price has been arbitrarily determined by the registrant and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price. We cannot give any assurance that the shares being offered will be able to be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our stock will make it difficult to sell your shares.  We intend to apply to the Over-The-Counter Bulletin Board (the “OTCBB”) through a market maker that is a licensed broker dealer, to allow the quotation of our common stock on the OTCBB upon our becoming a reporting entity under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The offering price of the shares being registered herein is fixed at $0.01 per share.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 15, 2012

BLUEFIRE EQUIPMENT CORP.

7,500,000 SHARES OF COMMON STOCK
OFFERED BY BLUEFIRE EQUIPMENT CORP.

This is the initial offering of common stock of BlueFire Equipment Corp.  We are offering for sale a total of 7,500,000 shares of common stock at a fixed price of $0.01 per share.  There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares.  The offering is being conducted on a self-underwritten, best efforts basis, which means our Chief Executive Officer, William Blackwell, will attempt to sell the shares.  This prospectus will permit Mr. Blackwell to sell the shares directly, with no commission or other remuneration payable to him for any shares he may sell.  Mr. Blackwell will sell the shares and intends to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Exchange Act.  The shares will be offered at a fixed price of $0.01 per share. This offering will terminate upon the earlier to occur of (i) 180 days after this registration statement becomes effective with the Securities and Exchange Commission, and (ii) the date on which all 7,500,000 shares registered hereunder have been sold; provided, however, that we may, at our discretion, extend the offering for an additional 90 days.

	Offering Price to the Public Per Share	Commissions	Net Proceeds to Company After Offering Expenses (25% of Shares Sold)	Net Proceeds to Company After Offering Expenses (50% of Shares Sold)	Net Proceeds to Company After Offering Expenses (100% of Shares Sold)

Common Stock	$0.01	Not Applicable	$0.00	$18,750	$56,250

Any funds that we raise from the offering will be immediately available for our use and will not be returned to investors.  We do not have any arrangements to place the funds received from the offering in an escrow, trust or similar account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of your subscription funds.  As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you.  If that happens, you will lose your investment and your funds will be used to pay creditors.

Any investment in the shares offered herein involves a high degree of risk.  You should only purchase shares if you can afford a loss of your investment.  Our independent registered public accountant has issued an audit opinion for BlueFire Equipment Corp., which includes a statement expressing substantial doubt as to our ability to continue as a going concern.  There currently is no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained.  Our common stock is not traded on any exchange or on the over-the-counter market.  There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 BEFORE BUYING ANY SHARES OF COMMON STOCK IN BLUEFIRE EQUIPMENT CORP.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.  To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

This document may only be used where it is legal to sell these securities.  Certain jurisdictions may restrict the distribution of these documents and the offering of these securities.  We require persons receiving these documents to inform themselves about and to observe any such restrictions.  We have not taken any action that would permit an offering of these securities or the distribution of these documents in any jurisdiction that requires such action.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly-available information released by independent industry analysts and third party sources, as well as data from our internal research, and are based on assumptions made by us using data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.”

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus.  This summary does not contain all of the information you should consider before investing in the securities offered herein.  Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements.  You should also review the other available information referred to in the section entitled “Where You Can Find More Information” in this prospectus and any amendment or supplement hereto.  Unless otherwise indicated, the terms the “Company,” “BFC,” “we,” “us,” and “our” refer and relate to BlueFire Equipment Corp. and its subsidiary.

The Company Overview

BlueFire Equipment Corp. (“BFC”) was incorporated in the state of Delaware on June 10, 2008, with a fiscal year end of December 31.  We are focused on developing proprietary technologies for use in the oil and gas production industry.  We have developed and tested our proprietary Polycrystalline Diamond Cutter (“PDC”) drill bit and completed more than 20 drilling runs for customers in Oklahoma and West Texas.  Initial reports from our customers indicate that our proprietary designs may demonstrate substantial benefits over conventional drill bits.

On March 16, 2011 we entered into a joint venture agreement with two non-affiliate parties (the “JV Partners”) to form BlueFire LLC (“BFLLC”) in Oklahoma.  BFLLC was formed to take advantage of drilling opportunities in Oklahoma where our JV partners have industry relationships.  We own 60% of BFLLC and act at the managing member.  The JV Partners own the remaining 40% and are responsible for the sales and marketing activities of BFLLC.

Our current product offerings include PDC drill bits that are 7 7/8 and 8 3/4 inches in diameter.  In the next six months, we intend to expand our product line to include the drill bit sizes of 11 inches and 12-3/4 inches in diameter.  This will allow us the ability to quote a wider variety of oil and gas wells for which our bits can be used.

We intend to develop a wholesale oilfield equipment business that offers multiple lines of products to both contract drilling companies and oil and gas companies.  We expect our business plan to require at least three years of development before we have fully diversified product lines.  Until that time, and as we are developing business segments, we will have concentrations in certain areas.  For instance, as of the date of this offering, 100% of our operations reside in the lease and sale of PDC drill bits through BFC and BFLLC.  Provided that our business obtains additional financing, we intend to diversify our product mix to add other equipment that can be used in the drilling and completion of oil and gas wells.

We believe that at the current level of development BFC can only justify a limited offering.  We believe that with the funds raised through this offering we will be able to sufficiently advance our business to attract additional financing at terms that are substantially more favorable than those available at this time.

We will endeavor to identify and fund the most economically viable projects that have the potential to provide the highest returns to our stakeholders for a given level of risk.  We need to raise an additional $750,000 (including the proposed $75,000 we intend to raise through this offering) to implement our business plan over the next 24 months.  The funds raised in this offering, even assuming we sell all the shares offered, will be insufficient to fully implement our sales and marketing efforts.

The oil and gas industry is highly competitive and always changing.  As the worldwide demand for energy continues to soar there is ample potential for growth; however, there are a growing number of competitors offering similar products to those that we offer.  A more established competitor could drive down the profit margin sufficiently and make it extremely difficult for us to be profitable.

Penny Stock Rules

Our common stock will be considered a “penny stock”, and subject to the requirements of Rule 15g-9, promulgated under the Securities Exchange Act of 1934, as amended.  “Penny stock” is generally defined as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

The required penny stock disclosures include the required delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market. In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

Where You Can Find Us

Our principal executive office is located at 1113 Vine Street, Suite 148, Houston, Texas 77002 and our telephone number is (866) 713-3700. Our website address is www.bluefireequipment.com.  The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

OFFERING SUMMARY

The Issuer	BlueFire Equipment Corp.

Securities being offered	Up to 7,500,000 shares of common stock. Our common stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES – Common Stock.”

Per Share Price	$0.01

No Public Market
There is no public market for our common stock.  We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our stock will make it difficult to sell your shares. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

We intend to apply to the OTCBB, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting company.

Duration of Offering
This offering will terminate upon the earlier to occur of (i) 180 days after this registration statement becomes effective with the Securities and Exchange Commission, and (ii) the date on which all 7,500,000 shares registered hereunder have been sold; provided, however, that we may, at our discretion, extend the offering for an additional 90 days.

Number of Shares Outstanding Before the Offering	There are 9,473,684 shares of common stock issued and outstanding as of the date of this prospectus.

Registration Costs	We estimate our total costs relating to the registration of the securities offered herein shall be approximately $18,750.

Net Proceeds to the Company
The Company is offering 7,500,000 shares of common stock, $0.0001 par value per share, at an offering price of $0.01 per share, for potential gross proceeds to the Company of $75,000.  The full subscription price will be payable at the time of subscription and accordingly, funds received from subscribers in this offering will be released to the Company when subscriptions are received and accepted.

If the maximum amount of funds is raised, we intend to continue expanding our existing business, as well as pursue other energy related opportunities.  If we sell 25% or less of our shares under this offering, we will continue our current operations but will require additional capital from alternate sources to execute our business plan.  No assurance can be given that the net proceeds from the total number of shares offered hereby or any lesser net amount will be sufficient to accomplish our goals.

Use of Proceeds	We will use the proceeds for general working capital and administrative expenses, for the implementation of our business growth strategy.

Need for Additional Financing:
We believe that we may need to raise additional capital in the future in addition to the $75,000 we hope to raise through this offering.  We believe that the proceeds from this offering in addition to our existing cash on hand will satisfy our cash requirements for up to 24 months, provided that will not be able to expand our operations if additional funds are not raised. We need to raise an additional $750,000 (including the proposed $75,000 we intend to raise through this offering) to implement our business plan over the next 24 months. The expenses of this offering include the preparation of this prospectus, the filing of this registration statement and transfer agent fees. As of December 31, 2011, we had $112,729 cash on hand. If we are unable to obtain additional financing, our future growth, if any, could be impaired.

Risk Factors
An investment in our common stock involves a high degree of risk.  You should carefully consider the risk factors set forth under “Risk Factors” on page 5 and the other information contained in this prospectus before making an investment decision regarding our common stock.

SUMMARY FINANCIAL INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this prospectus.

Summary of Operations

	Fiscal Years Ended December 31,
	2011	2010
Total Revenue	$108,632	$101,894
Costs of Revenues	$(80,102)	$(85,188)
Operating Expenses	$(23,626)	$(7,510)
Operating Income	$4,904	$9,196
Other Expenses	$(14,430)	$(3)
Less: Net Income – Non-Controlling Interest	$(904)	$--
Net Income (Loss) – Attributable to BlueFire	$(10,430)	$9,193

Statement of Financial Position

	As of December 31,
	2011	2010
Cash and Cash Equivalents	$112,729	$2,643
Total Assets	$237,591	$46,693
Total Liabilities	$212,546	$29,282
Non-Controlling Interest	$904	$--
Stockholders' Equity	$25,045	$17,411

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly traded.  In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.  In the event our common stock fails to become publicly traded you may lose all or part of your investment.

Risks related to Our Business

We Are An Early Stage Company, Our Business Is Evolving And Our Business Prospects Are Difficult To Evaluate.

We are an early stage company with a limited operating history. We have a limited operating history that you can rely on in connection with an investment decision. Our prospects must be carefully considered in light of our history, our high capital costs, our exposure to operating losses and the other risks, uncertainties and difficulties that are typically encountered by companies that are implementing new business models. Some of the principal risks and difficulties we expect to encounter include our ability to:

•	Raise substantial capital to finance our planned expansion, together with the losses we may incur in our early stage of development;

•	Develop new products at the cost and on the timetable we project. We may encounter unexpected technical and legal challenges that may delay our implementation time line and/or increase our costs;

•	Develop, implement and maintain systems to ensure compliance with a variety of governmental and quasi-governmental rules, regulations and policies;

•	Adapt and successfully execute our rapidly evolving and inherently unpredictable business plan and respond to competitive developments and changing market conditions; and

•	Attract, retain and motivate qualified personnel.

Because of our lack of operating history and our early stage of development, we have limited insight into trends and conditions that may exist or might emerge and affect our business. There is no assurance that our business strategy will be successful or that we can or will successfully address these risks.

We Will Need To Raise Additional Capital To Continue Our Business Operations In Addition To The Funds We Hope To Raise Through This Offering.

We believe that we may need to raise additional capital in the future in addition to the $75,000 we hope to raise through this offering.  We believe that the proceeds from this offering in addition to our existing cash on hand will satisfy our cash requirements for up to 24 months, provided that will not be able to expand our operations if additional funds are not raised. We need to raise an additional $750,000 (including the proposed $75,000 we intend to raise through this offering) to implement our business plan over the next 24 months. The expenses of this offering include the preparation of this prospectus, the filing of this registration statement and transfer agent fees. As of December 31, 2011, we had $112,729 cash on hand. If we are unable to obtain additional financing, our future growth, if any, could be impaired.  If we fail to raise additional funding in the future, we may not have enough money to pay our legal and accounting expenses and we could be forced to curtail or abandon our business plan, causing any investment in us to become worthless.  Additionally, even if we do raise additional funding, there can be no assurance that additional capital from outside sources will be available for our marketing and future growth, if any, or if such financing is available, that it will not involve issuing securities senior to our common stock or equity financings which are dilutive to holders of our common stock.  In addition, in the event we do not raise additional capital, we may be limited in our ability to grow our Company.

The Repayment Of Our $150,000 Notes Payable Is Secured By A Security Interest In Substantially All Of Our Assets.

From April to August of 2011, private investors loaned us $150,000 which is evidenced by promissory notes.  A total of $50,000 of the notes is due at any time within 30 days of notice from the lender and $100,000 of the notes is due on April 1, 2013.  The notes accrue interest at the rate of 15% per annum.  In the event a default occurs under the notes, the interest rate increases to 18%, or the highest rate permitted by applicable law. The notes are secured by a security interest in substantially all of our assets and we do not currently have sufficient funds to repay all the notes.  If we default on the repayment of the notes, the holders thereof may enforce the respective security interests over the assets of the Company, which if enforced could leave us without any assets, and as a result, we could be forced to curtail or abandon our current business plans and operations. If that were to happen, any investment in the Company could become worthless.

We Do Not Know The Exact Development And Operating Costs Of Our Potential Additional Product Lines.

We only have one product line and have not developed additional product lines and therefore, we do not know the exact costs involved with the organic development and operation of the products in which we intend to pursue. These products include, but are not limited to, equipment used for oil and gas exploration, production, and transportation. In the case of higher than expected costs to acquire and/or develop these products, we may not be able to operate profitably in the market place. If we are unable to successfully build profitable product lines, we will have to cease our operations, which may result in the complete loss of your investment.

Our Limited Operating History Gives No Assurance That Our Future Operations Will Result In  Profitability, Which Could Result In The Suspension Of Or End Of Our Operations.

We were incorporated on June 10, 2008, and although we have realized operating revenues to date, we have very little operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon the completion of this offering and our ability to generate revenues in excess of our expenses.

Based upon current plans, we expect to incur operating losses in future periods because we will likely incur expenses that exceed our revenues. We cannot guarantee that we will be successful in generating a profit in the future. Failure to generate a profit may cause us to go out of business.

We Are A New Company With A Limited Operating History And We Face A High Risk Of Business Failure Which Would Result In The Loss Of Your Investment.

We are an early stage company formed recently to carry out the activities described in this prospectus and thus have only a limited operating history upon which an evaluation of its prospectus can be made. We were incorporated on June 10, 2008, and to date have been involved primarily in the development of our business plan and early-stage operations. Because we have a limited operating history there is little internal or industry-based historical financial data upon which to estimate our planned operating expenses.

We expect that our results of operations may also fluctuate significantly in the future as a result of a variety of market factors including, among others, the entry of new competitors; the availability of motivated and qualified personnel; the initiation, renewal or expiration of our customer base; pricing changes by the Company or its competitors, specific economic conditions in the energy markets and general economic conditions. Accordingly, our future sales and operating results are difficult to forecast.

Adverse Developments In The Global Economy Restricting The Credit Markets May Materially And Negatively Impact Our Business.

The recent downturn in the world's major economies and the constraints in the credit markets have heightened or could continue to heighten a number of material risks to our business, cash flows and financial condition, as well as our future prospects. Continued issues involving liquidity and capital adequacy affecting lenders could affect our ability to access credit facilities or obtain debt financing and could affect the ability of lenders to meet their funding requirements when we need to borrow. Further, in the uncertain event that a public market for our stock develops, the volatility in the equity markets may make it difficult in the future for us to access the equity markets for additional capital at attractive prices, if at all. The recent credit crisis in other countries, for example, and concerns over debt levels of certain other European Union member states, has increased volatility in global credit and equity markets. If we are unable to obtain credit or access capital markets, our business could be negatively impacted. For example, we may be unable to raise all or a portion of the $750,000 that we estimate we will require to execute Phases I and II of our business plan (including the $75,000 we hope to raise in this offering), as described in greater detail below under “Plan of Operations”.

Because We Are Small And Do Not Have Much Capital, We Must Limit Our Marketing Activities. As A Result, Our Sales May Not Be Enough To Operate Profitably. If We Do Not Make A Profit, We May Have To Suspend Or Cease Operations.

Due to the fact we are small and do not have much capital, we must limit our marketing activities to potential customers having the likelihood of purchasing our products. We intend to increase our sales efforts to increase revenues from the sale and leasing of our PDC drill bits. Because we will be limiting the scope of our marketing activities to regional drilling contractors and oil and gas companies, we may not be able to generate enough sales to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

We Have Been Focused On The Development Of Our PDC Drill Bit Business Segment, And As Such, Have Not Commenced Operations Or Generated Revenues From Other Product Lines. Investing In The Company Before It Has Diversified Product Lines Involves Substantial Risk To Any Investor.

An investment in our Company is characterized by a high degree of risk. Investors should take caution when considering our revenue, minimal earnings, and lengthy development cycle. Our current operations reside entirely in the sale and leasing of PDC drill bits, a primary component used to drill oil and gas wells. We intend to diversify our product lines to provide more stability to our operations. Although we believe that future capital investments in other product lines will ultimately generate additional revenues and earnings for the Company, there can be no assurance that we will be able to effectively acquire or develop these products or that they will be profitable.

There is no assurance that investments in other product lines will be beneficial to us in the future. In order for us to benefit from our investments, product lines in which we invest must generate revenues and earnings. The success of these investments depends on the ability of management to successfully develop, market, and sell new products; and generate revenues and earnings therefrom. The inability of new products in which we invest to generate net income may adversely affect our financial performance and stock price.

We Have Limited Assets That May Be Used To Develop Our Business Plan. Our Lack Of Assets May Have An Adverse Impact On Our Ability To Grow Our Business And Generate Revenues And Earnings.

We have limited financial and operational assets as well as limited long-term assets such as property, facilities and equipment to fully develop our business plan. We will need to raise additional capital to provide for a facility, purchase equipment and inventory, and fund the labor required to appropriately develop new product lines. Our lack of financial and operational assets may impair our ability to generate future revenues and earnings which may result in a loss of your investment.

We May Incur Substantial Losses In The Future As We Expand Our Operations And Invest In The Development Of New Product Lines.

We will incur costs related to investing or developing new product lines. When developing new products organically, it is likely that we will incur costs for a prolonged period prior to generating revenues, if any. The foregoing costs and expenses will likely give rise to substantial near-term operating losses and may prevent the Company from achieving profitability for an extended period of time. We expect to rely on equity and debt financing to fund potential operating losses and other cash requirements until we are able to generate larger profits from operations. We may experience negative cash flow, which will hamper current operations and prevent the Company from expanding. We may be unable to attain, sustain or increase profitability on a quarterly or annual basis in the future, which could require us to scale back or terminate our operations.

Introducing New Product Lines Is Time Consuming And Expensive And May Not Ultimately Result In Us Generating An Operating Profit.

The cost associated with the introduction of new product lines can be very high and new product lines often generate substantial losses for an extended period of time before making a meaningful contribution to administrative overhead. There is no assurance that any potential products from which we may generate revenue will be successfully developed, or that our marketing activities will be successful or profitable. Even if we are ultimately successful, delays, additional expenses and other factors may significantly impair our potential profitability and there is no assurance that the Company will ever generate an operating profit.

We Will Be A Small Player In An Intensely Competitive Industry And May Be Unable To Compete.

The oilfield equipment industry in the United States is large and intensely competitive. Although we operate in a niche market with very esoteric components, many of our competitors have substantially more financial and operational resources than us. As a result of this competition, our efforts to commercialize any products under development in the future may be preempted, rendered obsolete, or priced out of the market by our competitors. Competition in the oilfield equipment business contains substantial barriers to entry. Some of the barriers to entry include capital requirements, operational staff, technical expertise, and access to high quality assets.

Oil And Gas Equipment And Other Products That We May Develop And/Or Distribute May Be Subject To Certification And Approval From Regulatory Agencies.

Products that we may distribute may be subject to oversight and/or approval from certain regulatory agencies including the International Organization for Standardization (ISO), American Petroleum Institute (API), Environmental Protection Agency (EPA), and the Texas Railroad Commission. Should we fail to meet regulatory standards and attain such approvals our ability to operate may be impaired. Attainment of permits and certifications can be costly and may lead to substantially longer development timelines. Should we fail to attain regulatory certifications, our financial and operational performance could be adversely affected and you could lose your investment.

If The Company Is Dissolved, It Is Unlikely That There Will Be Sufficient Assets Remaining To Distribute To Our Shareholders.

In the event of the dissolution of the Company, the proceeds realized from the liquidation of our assets, if any, will be used primarily to pay the claims of our creditors, if any, before there can be any distribution to the shareholders. In that case, the ability of equity investors to recover all or any portion of their investment will depend on the amount of funds realized and the claims to be satisfied therefrom.

If We Are Forced To Incur Unanticipated Costs Or Expenses, We May Have To Suspend Or Cease Our Activities Entirely Which Could Result In A Total Loss Of Your Investment.

Because we are a small business, with limited assets, we are not in a position to bear unanticipated costs and expenses. If we have to make changes in our structure or are faced with circumstances that are beyond our ability to afford, we may have to suspend or cease our activities entirely which could result in a total loss of your investment.

Key Management Personnel May Leave The Company Which Could Adversely Affect The Ability Of The Company To Continue Its Development.

Because we are almost entirely dependent on the efforts of our sole officer and Director, William Blackwell, his departure or the loss of other key personnel in the future, could have a material adverse effect on our business. We do not maintain key man life insurance on any of our officers or Directors.

Because Our Current Sole Officer And Director Does Not Have Significant Experience In Operating An Oilfield Equipment Company, Our Business Has A Higher Risk Of Failure.

Although our Chief Executive Officer and Director has extensive experience in oil and gas exploration and production as well as ample knowledge in drilling operations, he does not have experience in managing an oilfield equipment company. Therefore, without this experience, our management's business experience may not be enough to effectively develop and maintain our Company. As a result, the implementation of our business plan may be delayed, or eventually, unsuccessful.

Dome Capital LLC owns 95% Of The Outstanding Shares of Common Stock, And Controls The Board of Directors of the Company. Investors May Find That Its Decisions Are Contrary To Their Interests And You Should Not Purchase Shares Unless You Are Willing To Entrust All Aspects Of Management To Our Largest Shareholder or Its Successors.

Dome Capital, LLC owns 9,000,000 shares of common stock representing 95% of our outstanding stock prior to the offering being registered herein and 53% of our outstanding common stock assuming all shares offered herein are sold. As such, Dome Capital LLC will control who serves as Directors of the Company and subsequently who serves as officers of the Company and will therefore exercise control in determining the outcome of all corporate transactions or other matters, including the election of Directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Its interests may differ from the interests of other stockholders.

All decisions regarding the management of our affairs will be made exclusively by it. Purchasers of the offered shares may not participate in our management and, therefore, are dependent upon the management abilities of persons that Dome Capital LLC may select to serve as our Directors and officers.

Accordingly, no person should purchase the offered shares unless willing to entrust all aspects of management and control of the Company to Dome Capital LLC. Potential purchasers of the offered shares must carefully evaluate the personal experience and business performance of our management.

Because We Only Have One Manufacturer Of Our PDC Drill Bits, We Have A Concentration In Our Supply Chain. In The Event That We Are Not Able To Continue To Purchase Inventory From Our Supplier With Favorable Prices And Terms, It Could Adversely Affect Our Operations And Your Investment.

In the event that our sole supplier increases prices, presents unfavorable trade terms, experiences problems with quality control, becomes insolvent, or simply decides to no longer sell its products to us, our financial and operational results will be materially, adversely affected. As a result, this could cause you to lose a portion or all of your investment in our business.

Since The Predominance Of Our Sales Are Made To a Few Customers, We Have A Concentration In Our Customer Base. In The Event That We Are Not Able To Continue To Make Sales To These Customers It Could Adversely Affect Our Operations And Your Investment.

In the event that our primary customers decide not to purchase our products, determine that they are not willing to agree to our pricing structures or cease to purchase our products for any reason, our financial and operational results will be materially, adversely affected. As a result, this could cause you to lose a portion or all of your investment in our business.

A Significant Or Prolonged Economic Downturn Could Have A Material Adverse Effect On Our Results Of Operations.

Our results of operations will be affected by the level of business activity of our customers and future customers, which in turn will be affected by the level of economic activity in the customer segments, industries and markets that they serve. A decline in the level of business activity of our customers could have a material adverse effect on our revenues and profit margin. Future economic conditions could cause customers to reduce or defer their expenditures for our products, which could cause a material adverse effect on our revenues and results of operations.

A Reduction In Spending Due To Economic Downturns Could Result In A Decrease In Demand For Our Products.

If capital expenditures in the oil and gas industry decrease, the demand for products like those provided by us would likely decline. This decrease could reduce our opportunity for growth, increase our marketing and sales costs, and reduce the prices we can charge for products, which could reduce our revenue and operating results, if any.

We Face Corporate Governance Risks And Negative Perceptions Of Investors Associated With The Fact That We Currently Have Only One Officer And Director.

William Blackwell is our sole officer and Director.  As such, he has significant control over our business direction.  Additionally, as he is our only Director, there are no other members of the Board of Directors available to second and/or approve related party transactions involving Mr. Blackwell, including the compensation Mr. Blackwell may be paid and the employment agreements we may enter into with Mr. Blackwell.  Additionally, there is no segregation of duties between officers because Mr. Blackwell is our sole officer, and as such, he is solely responsible for the oversight of our accounting functions.  Therefore, investors may perceive that because no other Directors are approving related party transactions involving Mr. Blackwell and no other officers are approving our financial statements that such transactions are not fair to the Company and/or that such financial statements may contain errors.  The price of our common stock may be adversely affected and/or devalued compared to similarly sized companies with multiple officers and Directors due to the investing public’s perception of limitations facing our Company due to the fact that we only have one officer and Director.

If We Are Unable To Adequately Protect Our Intellectual Property Rights Our Business Is Likely To Be Adversely Affected.

We plan to rely on a combination of patents, trademarks, non-disclosure agreements and other security measures to establish and protect our proprietary rights, including those described below under “Intellectual Property.” The measures we have taken or may take in the future may not prevent misappropriation of our proprietary information or prevent others from independently developing similar products or services, designing around our proprietary or patented technology or duplicating our products or services.

Our Sole Officer And Director May Face Conflicts Of Interest Associated With His Commitment To The Company And His Other Activities Outside Of The Company.

As of the date of this prospectus, we have no employees, other than Mr. Blackwell, our Chief Executive Officer and sole Director, who currently devotes approximately 40 hours per week to our business. Mr. Blackwell also serves as an officer and Director of various other companies which undertake oil and gas exploration and production and related activities (as described in greater detail below under “Directors and Executive Officers”) which may limit the amount of time Mr. Blackwell is able to spend on Company matters. Mr. Blackwell is not obligated to commit his full time and attention to our business and accordingly, he may encounter a conflict of interest in allocating his time between our operations and those of other businesses. Although Mr. Blackwell is presently able to devote approximately 40 hours per week to our business, this may change. Also, if we require Mr. Blackwell to devote more than 40 hours per week to our business on a regular basis for an extended period, it is uncertain that he will be able to satisfy our requirements.  Due to the above, Mr. Blackwell may face a conflict of interest between the Company and his other business interests.

Risks Related To Our Industry

Volatility Or Decline In Oil And Natural Gas Prices May Result In Reduced Demand For Our Products And Services Which May Adversely Affect Our Business, Financial Condition And Results Of Operation.

The markets for oil and natural gas have historically been extremely volatile. We anticipate that these markets will continue to be volatile in the future. Although oil and gas prices have increased significantly in recent years, there can be no guarantees that these prices will remain at current levels. Such volatility in oil and gas prices, or the perception by our customers of unpredictability in oil and natural gas prices, affects the spending patterns in our industry. The demand for our products and services is, in large part, driven by current and anticipated oil and gas prices and the related general levels of production spending and drilling activity. In particular, volatility or a decline in oil and gas prices may cause a decline in exploration and drilling activities. This, in turn, could result in lower demand for our products and services and may cause lower prices for our products and services. As a result, volatility or a prolonged decline in oil or natural gas prices may adversely affect our business, financial condition and results of operations.

Competition From New And Existing Competitors Within Our Industry Could Have An Adverse Effect On Our Results Of Operations.

The oil and gas industry is highly competitive and fragmented. Our principal competitors include local and international companies capable of competing effectively in our markets; many of which possess substantially greater financial and other resources than we do. Additionally, our larger competitors may be able to devote greater resources to developing, promoting and selling their products and services. We may also face increased competition due to the entry of new competitors. As a result of this competition, we may experience lower sales if our prices are undercut or advanced technology is brought to market, which would likely have an adverse effect on our results of operations and force us to curtail or abandon our current business plan.

Our Results Of Operations May Be Negatively Affected By Sustained Downturns Or Sluggishness In The Economy, Including Reductions In Demand Or Low Levels In The Market Prices Of Commodities, All Of Which Are Beyond Our Control.

Sustained downturns in the economy generally affect the markets in which we operate and negatively influence our operations. Declines in demand for oil and gas as a result of economic downturns may reduce our cash flows, especially if our customers reduce exploration and production activities and, therefore, the use of our products.

Lower demand for oil and gas and lower prices for oil and gas result from multiple factors that affect the markets which consume our products and services:

•
supply of and demand for energy commodities, including any increases in the production of oil and gas which could saturate the market and negatively affect prices for oil and gas, and as a result the need for our products;

•
general economic conditions, including downturns in the United States, Canada or other economies which affect energy consumption particularly in which sales to industrial or large commercial customers could negatively affect the demand for oil and gas in general, and as a result the need for our products;  and

•
federal, state and foreign energy and environmental regulations and legislation, which could make oil and gas exploration more costly, which could in turn drive down demand for oil and gas, and which could in turn reduce the demand for our products and cause our revenues to decrease.

Our Long-Term Financial Condition Is Dependent On The Continued Availability Of Oil And Gas Reserves.

Our business is dependent upon the continued availability of oil production and reserves.  Low prices for oil and gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, and, therefore, demand for our products and services.

Risks Related to Our Financial Condition

There Is Substantial Uncertainty About Our Ability To Continue As A Going Concern.

In their audit report, our auditors have expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business. Although we have revenues, we continue to require substantial capital to develop our business. Because our activities have been financed from a small group of private investors, we have a concentration of sources of funding. Failure to receive future capital from our private investors, or to replace that funding with new investment capital, may require us to suspend or cease our activities altogether which could result in the loss of your investment.

We Have Significant Weaknesses In Our System Of Internal Controls That Could Subject Us To Regulatory Scrutiny Or Impair Investor Confidence, Which Could Adversely Affect Our Business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to perform a comprehensive evaluation of their internal controls. In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we have and may in the future discover "material weaknesses" in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines "significant deficiency" as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

 In the event that a material weakness is identified, we will attempt to adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future. We may not have the financial or other resources to maintain effective internal control.

Future efforts to bring our system of internal controls into compliance with Section 404 and related regulations will likely require the commitment of significant financial and managerial resources. If we fail in that effort, we could be subject to regulatory scrutiny or suffer a loss of investor confidence, which could adversely affect our business.

Risks Related to This Offering

Because There Is No Public Trading Market For Our Common Stock, You May Not Be Able To Resell Your Stock.

We intend to apply to have our common stock quoted on the OTCBB. This process takes some time and the application must be made on our behalf by a market maker. Our stock may be quoted or traded only to the extent that there is interest by broker-dealers in acting as a market maker. Despite our best efforts, we may not be able to find any broker/dealers willing to act as market-makers and make quotations on the OTCBB market.

If our common stock becomes quoted and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTCBB is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

Investing In Our Company Is Highly Speculative And Could Result In The Entire Loss Of Your Investment.

Purchasing the offered shares is highly speculative and involves significant risk. The offered shares should not be purchased by any person who cannot afford to lose their entire investment. Our business objectives are also speculative, and it is possible that we would be unable to accomplish them. Our shareholders may be unable to realize any return on their purchase of the offered shares and may lose their entire investment. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business and/or investment advisor.

Investing In Our Company May Result In An Immediate Loss Because Buyers Will Pay More For Our Common Stock Than The Pro Rata Portion Of Our Net Tangible Book Value.

We were formed in 2008 and have a limited operating history; therefore, it is difficult to evaluate the reasonableness of the price of the offered shares. The offering price and other terms and conditions regarding our shares have been arbitrarily determined and do not bear any relationship to assets, earnings, book value or any other objective criteria of value. No investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. Our net tangible book value per share of common stock is negative as of December 31, 2011, our most recent financial statement date.

The arbitrary offering price of $0.01 per common share as determined herein is substantially higher than the net tangible book value per share of our common stock. Our assets do not substantiate a share price of $0.01. This premium in share price applies to the terms of this offering. The offering price will not change for the duration of the offering even if we obtain a listing on any exchange or become quoted on the OTCBB market.

We May Issue Additional Shares Of Common Stock Or Derivative Securities That Will Dilute The Percentage Ownership Interest Of Our Existing Shareholders And May Dilute The Book Value Per Share Of Our Common Stock And Adversely Affect The Terms On Which The Company May Obtain Additional Capital.

Our authorized capital consists of 100,000,000 shares of common stock. The Board of Directors has the authority, without action by or vote of our shareholders, to issue all or part of the authorized shares of common and preferred stock for any corporate purpose, including for the conversion or retirement of debt. We are likely to seek additional equity capital in the future as we develop our business and expand our operations. Any issuance of additional shares of common stock or derivative securities, such as convertible promissory notes, will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock. Additionally, the exercise or conversion of derivative securities could adversely affect the terms on which the Company can obtain additional capital. Holders of derivative securities are most likely to voluntarily exercise or convert their derivative securities when the exercise or conversion price is less than the market price for the underlying common stock. Holders of derivative securities will have the opportunity to profit from any rise in the market value of our common stock or any increase in our net worth without assuming the risks of ownership of the underlying shares of our common stock. It is possible that, due to additional share issuance, you could lose a substantial amount, or all, of your investment.

Our Board of Directors may attempt to use non-cash consideration to satisfy obligations, which would likely consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

As We Do Not Have An Escrow Or Trust Account With Subscriptions For Investors, If We File For Or Are Forced Into Bankruptcy Protection, Investors Will Lose Their Entire Investment.

Invested funds for this offering will not be placed in an escrow or trust account and if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investment and your funds will be used to pay creditors.

We Do Not Anticipate Paying Dividends In The Foreseeable Future, So There Will Be Less Ways In Which You Can Make A Gain On Any Investment In Us.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

In The Event That Our Shares Are Traded, They May Trade Under $5.00 Per Share And Thus Will Be A Penny Stock. Trading In Penny Stocks Has Many Restrictions And These Restrictions Could Severely Affect The Price And Liquidity Of Our Shares.

In the event that our shares are traded, and our stock trades below $5.00 per share, our stock would be known as a "penny stock", which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The U.S. Securities and Exchange Commission (the "SEC") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

Financial Industry Regulatory Authority ("FINRA") Sales Practice Requirements May Also Limit Your Ability To Buy And Sell Our Common Stock, Which Could Depress The Price Of Our Shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You May Face Significant Restrictions On The Resale Of Your Shares Due To State "Blue Sky" Laws.

Each state has its own securities laws, often called "blue sky" laws, which (1) limit sales of securities to a state's residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. We will initially focus our offering in the state of Texas and will rely on exemptions found in the Texas Securities Act. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

We Will Incur Significant Increased Costs As A Result Of Operating As A Fully Reporting Company As Well As In Connection With Section 404 Of The Sarbanes Oxley Act.

We will incur legal, accounting and other expenses in connection with our future status as a fully reporting public company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and rules subsequently implemented by the SEC have imposed various requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly. The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 and our future status as a publicly reporting company will require that we incur substantial accounting, legal and filing expenses and expend significant management efforts. We currently do not have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, the market price of our stock, if any, could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If Our Common Stock Is Not Approved For Quotation On The Over-The-Counter Bulletin Board or OTCQB Market, Our Common Stock May Not Be Publicly-Traded, Which Could Make It Difficult To Sell Shares Of Our Common Stock And/Or Cause The Value Of Our Common Stock To Decline In Value.

In order to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) or OTCQB market, which is our current plan, we will need to first have our Registration Statement, of which this prospectus is apart, declared effective by the SEC; then engage a market maker, who will file a Form 15c2-11 with FINRA; and clear FINRA comments to obtain a trading symbol. Assuming we clear SEC comments and assuming we clear FINRA comments, we anticipate receiving a trading symbol and having our shares of common stock quoted on the OTCBB in approximately one (1) to two (2) months after the effectiveness of our Registration Statement. In the event we are unable to have our Registration Statement declared effective by the SEC or our Form 15c2-11 is not approved by FINRA for the OTCBB, we plan to file a 15c2-11 to quote our shares of common stock on the OTC Pink Sheets. If we are not cleared to have our securities quoted on the OTCBB, OTCQB and/or in the event we fail to obtain effectiveness of our Registration Statement, and are not cleared for trading on the OTC Pink Sheets, there will be no public market for our common stock and it could be difficult for our then shareholders to sell shares of common stock which they own. As a result, the value of our common stock will likely be less than it would otherwise due to the difficulty shareholders will have in selling their shares. If we are unable to obtain clearance to quote our securities on the OTCBB, OTCQB and/or the Pink Sheets, it will be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our common stock could become worthless.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These following forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. Our offering is being made as a direct public offering, without the involvement of underwriters or broker-dealers.  We will receive up to $75,000 if all of the shares of common stock offered by us at $0.01 per share are purchased.  We cannot guarantee that we will sell any or all of the shares being offered by us.  This is a best efforts offering with no minimum-offering amount.  The table below estimates our use of proceeds, given the varying levels of success of the offering.  We expect that the proceeds will be used primarily towards business development and working capital in an effort to expand our business.

	IF 25% OF	IF 50% OF	IF 75% OF	IF 100% OF
	SHARES (1,875,000 SHARES) ARE SOLD	SHARES (3,750,000 SHARES) ARE SOLD	SHARES (5,625,000 SHARES) ARE SOLD	SHARES (7,500,000 SHARES) ARE SOLD

GROSS PROCEEDS FROM THIS OFFERING	$18,750	$37,500	$56,250	$75,000
OFFERING EXPENSES
Accounting fees	10,000	10,000	10,000	10,000
Legal fees	6,000	6,000	6,000	6,000
Printing	1,000	1,000	1,000	1,000
Transfer Agent	1,750	1,750	1,750	1,750
TOTAL	18,750	18,750	18,750	18,750

BUSINESS DEVELOPMENT	--	7,750	26,500	45,250
MARKETING	--	8,000	8,000	8,000
ADMINISTRATION EXPENSES*	--	3,000	3,000	3,000
TOTALS	$18,750	$37,500	$56,250	$75,000

*If 25% of the maximum proposed offering is sold, any business development, marketing and administration expenses will be paid from cash on hand.

We intend to utilize the proceeds from this offering as follows:

Offering Expenses

The accounting, legal, printing (Edgarizing) and Transfer Agent fees are the estimated costs associated with conducting this offering.

Business Development

We intend to conduct an investigation to identify potential development opportunities that have the potential to add the most value to our shareholders. The level of effort in this investigation increases as the offering proceeds increase. For proceeds raised up to 50% of the total offering amount, we would focus on developing new drill bit sizes within our current drill bit designs. If we raise more than 50% of the total offering amount, we would begin preliminary investigations into other additional product lines.

Initially, new products will include various sizes of PDC drill bits. Currently we are supplying PDC drill bits with diameters of 7-7/8 and 8-3/4 inches.   In the next six months, we intend to expand our product line to include the drill bit sizes of 11 inches and 12-3/4 inches in diameter.  In addition to PDC drill bits, we will be identifying other potentially profitable business segments related to oilfield equipment in which we can invest. We currently do not have definitive product lines that we wish to pursue; however, we do intend to create a business with diversified lines to spread operational risk inherent with selling only one product.

Marketing

Our sole officer and Director heads up our marketing efforts. Our present sales and marketing focus is in Texas, Louisiana, and Oklahoma. We focus primarily on sales and marketing efforts in Texas and Louisiana, while our Oklahoma marketing affiliate, BlueFire LLC, focuses on the distribution of our products within that State.

On March 16, 2011, we formed a joint venture whereby we own 60% of the membership interests of BlueFire, LLC, and two entrepreneurs in Oklahoma each own 20%. The joint venture was formed to expedite market penetration in Oklahoma through the use of our partners' contacts. Further, our joint venture partners maintain a facility where drill bits can be inventoried before or after they drill a well.

Administration

Administration expenses include costs associated with activities to obtain additional financing as discussed in the “Plan of Operations” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section elsewhere in this prospectus. Administration expenses also include the legal, accounting and Edgarizing expenses associated with the continuing disclosure and filing requirements as required by the SEC. The SEC disclosure requirements are our highest priority.

------------------------------

We believe that the maximum proceeds from this offering (i.e., $75,000) in addition to our cash on hand will satisfy our basic, subsistence level, cash requirements for up to 24 months, including legal and accounting costs associated with this offering ($18,750), incidental expenses, and the cost of implementing the investigative aspects of our business plan including identifying and securing additional sources of financing, employees/consultants, suppliers, and customers.

Our budgetary allocations may vary however, depending upon the percentage of proceeds that we obtain from the offering. For example, we may determine that it is more beneficial to allocate funds toward securing potential financing and business opportunities in the short term rather than to conserve funds to satisfy continuous disclosure requirements for a longer period.

If we are unable to raise additional monies other than the proceeds of this offering, we will only have enough capital to cover the above-described expenses. As of December 31, 2011, we had $112,729 cash on hand. We believe that this cash will cover the expenses of this offering and should meet our working capital requirements for approximately six months in the event no additional funding is raised through the offering.

Even if we are able to sell all of the securities being offered in this prospectus, we will still require approximately $750,000 (this includes the anticipated $75,000 we hope to raise through the sale of securities in this offering) to meet our development milestones over the next 24 months. Please review our disclosure titled "Plan of Operations" in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus. Please note that there can be no assurance that we will be able to raise such funds.

Continuous Disclosure Obligations

Separate from the proceeds of this offering, we estimate that auditing, legal, printing (Edgarizing) and transfer agent expenses (i.e., costs associated with continuous disclosure obligations of the SEC reporting requirements (e.g., quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K)) will total approximately $20,000 to $25,000 per year.  We anticipate paying these expenses out of our cash on hand and revenues generated through the sale of our products, and not through proceeds from the offering.

DETERMINATION OF OFFERING PRICE

The offering price for the shares in this offering was arbitrarily determined by our management. In determining the initial public offering price of the shares we considered several factors including the following:

•	our status of business development;
•	our new business structure and operations as well as lack of a significant client base;
•	prevailing market conditions, including the history and prospects for our industry;
•	our future prospects and the experience of our management; and
•	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

We intend to sell 7,500,000 shares of our common stock at a price of $0.01 per share.  The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the price per share.  The table assumes all 7,500,000 shares of common stock will be sold.

	Shares Issued		Total Consideration
	Number of Shares	Percent	Amount	Percent	Price Per Share

Founders Shares (1)	9,000,000	53.0%	$900	1.2%	$0.0001

William Blackwell (2)	473,684	2.8%	$2,368	3.0%	$0.005

Purchasers of Shares	7,500,000	44.2%	$75,000	95.8%	$0.01

Total	16,973,684	100%	$78,268	100%

(1)	Issued during our formation on June 10, 2008.
(2)	Issued for services rendered on April 15, 2010.

The following table sets forth the difference between the offering price of the shares of our common stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by us, assuming that 100%, 75%, and 50% of the offered shares are sold.  Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of December 31, 2011.  Totals may vary due to rounding.

	100% of offered shares are sold	75% of offered shares are sold	50% of offered shares are sold

Offering Price	$0.010 per share	$0.010 per share	$0.010 per share

Net tangible book value at 12/31/11	$(0.002) per share	$(0.002) per share	$(0.002) per share

Net tangible book value after giving effect to the offering	$0.004 per share	$0.003 per share	$0.002 per share

Increase in net tangible book value per share attributable to cash payments made by new investors	$0.006 per share	$0.005 per share	$0.004 per share

THE OFFERING

We are registering 7,500,000 shares of our common stock for offer and sale at $0.01 per share.

There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock listing on the OTCBB subject to the effectiveness of this Registration Statement. In addition, a market maker will be required to file a Form 211 with FINRA before the market maker will be able to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention.

We may not sell the shares registered herein until the registration statement filed with the Securities and Exchange Commission is effective. Further, we will not offer the shares through a broker-dealer or anyone affiliated with a broker-dealer. Upon effectiveness, all of the shares being registered herein may become tradable. The stock may be traded or listed only to the extent that there is interest by broker-dealers in acting as a market maker in our stock. Despite our best efforts, we may not be able to convince any broker/dealers to act as market-makers and make quotations on the OTCBB. We may consider pursuing a quotation on the OTCBB after this registration becomes effective and we have completed our offering.

The price per share will remain at $0.01 even if we obtain a listing on any exchange or are quoted on the OTCBB, the offering price of $0.01 will not change for the duration of the offering.

We will receive all of the proceeds from such sales of securities and are bearing all expenses in connection with the registration of our shares.

PLAN OF DISTRIBUTION

We have 9,473,684 shares of common stock issued and outstanding as of the date of this prospectus.  The Company is registering an additional of 7,500,000 shares of its common stock for sale at the price of $0.01 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

We are offering the shares on a "self-underwritten" basis directly through William Blackwell, our sole officer and Director, named herein. Mr. Blackwell will not receive any commissions or other remuneration of any kind in connection with his participation in this offering based either directly or indirectly on transactions in securities. In connection with the Company’s selling efforts in the offering, Mr. Blackwell will not register as a broker-dealer pursuant to Section 15 of the Exchange Act of 1934, as amended (the “Exchange Act”), but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Mr. Blackwell is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Blackwell will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Blackwell is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Blackwell will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Blackwell will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The Company will receive all proceeds from the sale of the 7,500,000 shares being offered. The price per share is fixed at $0.01 for the duration of this offering.  Although our common stock is not listed on a public exchange or quoted over-the-counter, we intend to seek to have our shares of common stock quoted on the OTCBB. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.

The Company’s shares may be sold to purchasers from time to time directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $0.01 per share.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied.

In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

The Company will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states) that we expect to be $18,750.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. This offering will terminate upon the earlier to occur of (i) 180 days after this registration statement becomes effective with the Securities and Exchange Commission, and (ii) the date on which all 7,500,000 shares registered hereunder have been sold; provided, however, that we may, at our discretion, extend the offering for an additional 90 days.

We anticipate that we will be initially offering our securities in the State of Texas. Once this Registration Statement is effective, and if Mr. Blackwell believes that there is sufficient interest in our Company to offer our securities in the state of Texas, we will register with the state of Texas under 'blue sky' laws. However, we have not yet applied for 'blue sky' registration in the state of Texas, or any other state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in Texas or any other state in the US. For further discussion regarding 'blue sky' registration please see 'Risk Factors' elsewhere in this prospectus.

Our officer, Director, control persons and affiliates do not intend to purchase any shares in this offering.

If applicable, the shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

We will not use public solicitation or general advertising in connection with the offering. The shares will be offered at a fixed price of $0.01 per share for the duration of the offering.

This is a direct participation offering since we, and not an underwriter, are offering the stock. We will receive all of the proceeds from such sales of securities and are bearing all expenses in connection with the registration of our shares.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must:

•	execute and deliver a subscription agreement; and
•	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “BlueFire Equipment Corporation”. No subscription may be executed nor funds delivered prior to effectiveness of the registration statement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

DESCRIPTION OF SECURITIES
COMMON STOCK

Our authorized number of shares common stock is one hundred million (100,000,000) shares with a par value of $0.0001. Shares of our common stock:

•	have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to the Bylaws or our Articles of Incorporation and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our Directors. After this offering is completed, assuming it is fully subscribed, the present stockholders will own approximately 55.8% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not declared or paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

On April 1, 2011, we granted a Common Stock Purchase Warrant to our former CEO, Tyson Rohde, for services rendered.  The Common Stock Purchase Warrant provides Mr. Rohde the right to purchase up to 3,000,000 shares of our common stock at a price of $0.10 per share.  The warrants vested immediately.  The warrants expire on April 1, 2016, have cashless exercise rights and prohibit the exercise of any warrants in the event such exercise would result in Mr. Rohde holding more than 4.99% of the Company’s outstanding common stock upon such exercise.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

McConnell & Jones LLP, our independent registered public accountant, has audited our financial statements included in this prospectus and Registration Statement to the extent and for the periods set forth in their audit report.  McConnell & Jones LLP has presented its report with respect to our audited financial statements.

The Loev Law Firm, PC, 6300 West Loop South, Suite 280, Bellaire, Texas 77401, has passed upon certain legal matters in connection with the fully-paid and non-assessable status of shares of common stock offered hereby.

DESCRIPTION OF BUSINESS

OVERVIEW

BlueFire Equipment Corp. (“BFC”) was incorporated in the state of Delaware on June 10, 2008, with a fiscal year end of December 31.  We are focused on developing proprietary technologies for use in the oil and gas production industry.  We have developed and tested our proprietary Polycrystalline Diamond Cutter (“PDC”) drill bit and completed more than 20 drilling runs for customers in Oklahoma and West Texas.  Initial reports from our customers indicate that our proprietary designs may demonstrate substantial benefits over conventional drill bits.

On March 16, 2011, we entered into a joint venture agreement with two non-affiliate parties (the “JV Partners”) to form BlueFire LLC (“BFLLC”) in Oklahoma.  BFLLC was formed to take advantage of drilling opportunities in Oklahoma where our JV partners have industry relationships.  We own 60% of BFLLC and act as the managing member.  The JV Partners own the remaining 40% and are responsible for the sales and marketing activities of BFLLC.

Our current product offerings include PDC drill bits that are 7 7/8 and 8 3/4 inches in diameter.  In the next six months, we intend to expand our product line to include the drill bit sizes of 11 inches and 12-3/4 inches in diameter.   This will allow us the ability to quote a wider variety of oil and gas wells for which our bits can be used.

We intend to develop a wholesale oilfield equipment business that offers multiple lines of products to both contract drilling companies and oil and gas companies.  We expect our business plan to require at least three years of development before we have fully diversified product lines.  Until that time, and as we are developing business segments, we will have concentrations in certain areas.  For instance, as of the date of this offering, 100% of our operations reside in the lease and sale of PDC drill bits through BFC and BFLLC.  Provided that our business obtains additional financing, we intend to diversify our product mix to add other equipment that can be used in the drilling and completion of oil and gas wells.

We believe that at the current level of development BFC can only justify a limited offering.  We believe that with the funds raised through this offering we will be able to sufficiently advance our business to attract additional financing at terms that are substantially more favorable than those available at this time.

We will endeavor to identify and fund the most economically viable projects that have the potential to provide the highest returns to our stakeholders for a given level of risk.  We need to raise an additional $750,000 (including the proposed $75,000 we intend to raise through this offering) to implement our business plan over the next 24 months.  The funds raised in this offering, even assuming we sell all the shares offered, will be insufficient to fully implement our sales and marketing efforts.

The oil and gas industry is highly competitive and always changing.  As the worldwide demand for energy continues to soar there is ample potential for growth; however, there are a growing number of competitors offering similar products to those that we offer.  A more established competitor could drive down the profit margin sufficiently and make it extremely difficult for us to be profitable.

Our Technology

New developments in technology have led to drill bits that can drill far faster and deeper than early designs. However, limitations still remain with the drill bits that are being used today. One of the greatest limiting factors in modern drill bits is their inability to withstand high levels of stresses for extended periods of time without wearing out. Our team has applied its expertise to address this problem and we believe that our design represents a potential paradigm shift in improved drill bit technology.

Conventional drill bits wear out because of high levels of heat and friction. Existing lubrication systems are designed to cool the drill bit and remove filings from the contact point where the drill bit meets the drilling surface. But these designs are somewhat clumsy in the sense that the lubrication is applied in a general manner and the result is an uneven distribution of drilling fluids on the contact point. Our design, however, directly lubricates the points of contact where the cutters meet the drilling surface.

The key to our bit design is that it uses extremely high powered jet streams to directly lubricate the cutters of the drill bit. Using high pressure jet streams to deliver the drilling fluid to the contact point has several distinct advantages. First, by delivering drilling fluid directly to the teeth of the drill bit via a high pressure and velocity jet stream, the heat transfer from the teeth to the mud is increased compared to conventional designs and second, friction as well as the temperature of the PDC cutting edge have been reduced, leading to more effective drilling as well as additional longevity for the drill bit itself.  Our design delivers fresh lubricants directly to the point of contact that help to prevent the bit from overheating.

Second, the high pressure jet flow also acts as an additional shearing mechanism that pulverizes material in conjunction with the teeth. High pressure jet streams are extremely powerful and have also been used in other applications to cut steel. We have also observed that our jets lighten the workload for the teeth.

Finally, because our design delivers fresh lubricants directly to the contact point, the enhanced flow facilitates the removal of free particles and filings from the contact point and sends them back up the hole. This is important so that the teeth of the drill bit are expending work on new surfaces and not grinding away on rock or shale that has already been cut but is still sitting in the bottom of the hole.

OUR PRODUCTS

We currently sell and lease PDC drill bits to drilling contractors and oil and gas companies. We presently manufacture and have inventory of PDC drill bits that are 7-7/8 and 8-3/4 inches in diameter.  PDC drill bits are the most common type of drill bit used for drilling oil and gas wells. We outsource the manufacturing and warehousing of our drill bits to Tercel Oilfield Products Located in Houston, Texas.

Images of our PDC drill bits.

Below are specification sheets that detail the attributes of our products:

TECHNICAL SPECIFICATIONS

	7-7/8 Inches	8-3/4 Inches
Design Specifications
Body Material	Matrix	Matrix
Number of Primary Cutters	24	30
Diamond Table Thickness	2 millimeters (mm)	2mm
Number of Blades	6	6
Gauge Cutters	12	12
Gauge Length	2"	2"
Number of Ports	12	12
API Pin Connection	4-1/2"	4-1/2"
Length	14-1/2"	14-1/2"
Operating Parameters
RPM Range	50-200	50-200
Weight on Bit	2-18 thousand lbs.	2-18 thousand lbs.
Flow Rate	250-500 gallons per minute (gpm.)	250-500 gpm.
Make up Torque	14-18 thousand (k) foot pounds (ft/lbs.)	14-18k ft/lbs.

SALES COMMISSION AGREEMENT

Effective April 26, 2012, we entered into a Sales Commission Agreement with AB Technologies, Ltd. (which terminated a prior agreement between the parties).  Pursuant to the agreement, AB Technologies, Ltd. agreed to identify, screen and qualify prospective parties who may desire to purchase our drill bits and to introduce such prospective clients to us.  We agreed to pay AB Technologies, Ltd. a sales commission equal to 5% of the gross sales price received by us for the sale of any products made to a party introduced to us by AB Technologies, Ltd.  The agreement has a two year term.

OUR OPERATIONS

Our day-to-day operations are run from our offices at 1134 Vine Street, Suite 134, Houston, Texas 77002.  We utilize the warehouse of our contracted manufacturer, Tercel Oilfield Products to store the majority of our inventory. Additional inventory is warehoused at the facilities of our joint-venture partners in BlueFire LLC.  The average sales price of our products ranges from $20,000 to $30,000 per unit. We currently purchase our entire inventory from one supplier, which creates a risk to our business in the event that they implement price increases, lower the quality of our products, or decide not to sell to us.

We do not currently have any agreements in place with our customers or supplier providing assurances that they will continue to purchase and sell products to us, respectively. There can be no guarantee that we will be able to secure such agreements or that we will be able to do so on terms favorable to us.

We have conducted early stage operations to date and anticipate expanding our business using the proceeds from this offering. We will not have the necessary capital to implement our complete business plan until we are able to secure adequate financing. We anticipate that we will require total financing of $750,000; $675,000 of which we will be seeking to raise subsequent to this $75,000 offering, in order to execute our business plan over a 24-month period. There can be no assurance that such financing will be available or available on suitable terms. Please see "Risk Factors" elsewhere in this prospectus for a full discussion on this potential business risk.

We have no plans to change our business activities or to combine with another business and are not aware of any events or circumstances that might cause us to change our plans. Although we have been conducting limited operations we have been issued a going concern opinion from our auditors. We have limited liquidity and capital resources and will likely rely upon future equity and debt transactions to fund our operations and growth plans.

Business Plan Implementation Schedule

We have generated revenues and cash flow from our operations; however we will be unable to establish the remainder of our business plan until we are able to secure total financing of approximately $750,000 (including this $75,000 capital raise). However, there can be no assurance that sufficient financing will be available or available on suitable terms. We have not established a schedule for the completion of specific tasks or milestones contained in our business plan. With the exception of the costs associated with this offering (which we estimate will total approximately $18,750) virtually all aspects of our business plan are scalable in terms of size, quality, and effectiveness, and the timing of their execution must be concurrent or near concurrent and progressive over an eighteen month period. We anticipate that we will require a total of $750,000 in order to begin to grow our business into a diversified energy company within a 24-month period.

BUSINESS STRATEGY

Our strategy is to continue to operate and grow our drill bit sale, service and leasing segments while developing additional product lines of equipment to be used in oil and gas exploration and production. Although the order in which we diversify our product lines is dependent upon available funding, prevailing market conditions and specific business opportunities, our ultimate goal remains consistent in the creation an equipment business that provides diversified products and growth opportunities to our stakeholders.

We intend to grow our PDC drill bit business segment by focusing on our regional sales and marketing efforts. We plan to hire additional sales professionals to assist in market penetration through warm and cold sales calls to potential buyers of our products. In addition, we anticipate developing additional business segments to vertically integrate the supply chain to include the manufacture and sales and of other oilfield equipment. In doing so, we hope to reduce the cost and/or increase our profit margins on our products to the end consumer by managing each phase of value added to our products.

We do not anticipate all of these business segments to be operational until at least three years from the date of this offering, funding permitting. There is also no guarantee that we will ever be able to effectively execute our business plan of operating a diversified oilfield equipment business. Therefore, potential investors should focus their investment analysis and decision upon the current PDC drill bit operations.

SALES AND MARKETING STRATEGY

We plan to increase our revenues from sales from regional business-to-business sales and marketing efforts. We plan to visit the primary, regional drilling contractors and oil and gas companies, and provide literature along with drilling data that supports our value proposition. We also intend to advertise in industry trade journals and at industry events. Finally, should we raise the maximum amount in this offering, we intend to setup booths at industry trade shows to display our products and explain their benefits.

We intend to market, sell and distribute our PDC drill bits through attendance at industry trade shows, advertising in trade publications, direct sales to drillers and operators (via sales representatives), and through our website. Our web address is www.bluefireequipment.com. Our website is not intended to be an e-commerce website, but rather its purpose is to provide information to potential customers about our Company and products so that they may request a quote.

CHARACTERISTICS AND MAKE UP OF TARGET MARKET

The initial market area targeted is the Southwest United States. However, we intend to obtain more national exposure through our website, trade magazines and advertising, and attending National/Regional Shows.

Although the focus of our target market will be in Texas, Oklahoma and Louisiana, we have the ability to sell our products to anyone that is interested in buying them.  Our products can be shipped to any location in the world. Over the past 20 years, PDC drill bits have steadily increased in use throughout oil and gas drilling operations in the United States.  PDC drill bits are also the preferred technology in many of the new domestic shale discoveries such as the Marcellus Shale, Fayetteville Shale, Bakken Shale, Eagle Ford Shale, and the Barnett Shale. We plan to specifically target drillers and oil and gas operators who are located in our region, and who are poised for growth in these new areas. As the long-term demand for oil and gas increases, the demand for drilling equipment, such as our products, is also expected to increase.

BRAND RECOGNITION AND CHARACTERISTICS

The PDC drill bit market is characterized by many participants that offer very similar products. Most PDC drill bit suppliers focus on research and development in efforts to create a superior product. However, despite these efforts, the industry remains highly commoditized. Therefore, our strategy is to brand our products such that we emphasize the technological benefits of our PDC drill bit designs.

COMPETITION

Although this industry operates in a highly specialized niche, competition for business is intense. A list of the primary drill bit manufacturing companies include:

•	Smith Bits
•	Halliburton
•	Varel
•	Drillmaster
•	Drilformance

In addition to the above, there are other small regional companies that we may compete with.

EMPLOYEES and EMPLOYMENT AGREEMENTS

As of the date of this offering, we have no employees other than Mr. Blackwell, our sole officer and Director. Mr. Blackwell typically works 40 hours per week. On January 15, 2012, we executed an employment agreement with Mr. Blackwell as our Chief Executive Officer (a copy of which is attached as an exhibit hereto).  A summary of the terms of Mr. Blackwell’s employment agreement can be found in the Executive Compensation section herein.

During the initial implementation of our business plan, we intend to hire independent consultants to assist in our development and execution.

GOVERNMENT REGULATIONS

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations in the PDC drill bit market. We are subject to the laws and regulations of those jurisdictions in which we plan to sell or farm our product, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

Intellectual Property

Intellectual Property – Internally Developed

The Company's policy is to capitalize intellectual property related to the filing and acquisition of internally developed patents where appropriate.

Patent related expenses that are eligible for capitalization include:

•	Legal fees related to the preparation and filing of a patent application;
•	Legal fees related to the defense of a patent or patent application; and
•	Filing fees related to the filing of a patent application.

Intellectual property for internally developed patents will be capitalized only in the above circumstances.

Capitalized intellectual property that is internally developed shall be amortized over the life of the patent, beginning on the grant date.

To date the Company has filed for three patents relating to its proprietary PDC dill bit technology.  One of the patents has been granted provisional status and the remaining two are under review.  Per the Company’s policies on the capitalization of intellectual property, the Company carries a long-term asset of $35,634 relating to its patent applications. The table below provides material information related to our patents.

Filing Number	Status	Description
12/509,202	Patent Issued on January 24, 2012 as US Patent 8,100,201.
The patent claims a rotary drill bit and method of drilling a hole with a bit, including a manifold for receiving fluid flow and outputting flow to a plurality of nozzles and to respective cutting elements. This patent is valid until January 2030.

12/833,413	Currently under review by the US Patent Office.

On July 9, 2010, the Company filed an improvement application that disclosed improvements in the Company's drill bit and method using a plurality of flow lines to a corresponding plurality of discharge ports. On November 22, 2011, the Company received an office action from the US Patent Office. The Company responded to the office action on February 20, 2012. The application is currently under review by the examiner at the US Patent Office.

Research and Development

We do not currently have any research and development activities in progress. We anticipate producing other sizes of PDC drill bits. If and when we are able to do this, engineering design development will be employed to scale up our present PDC drill bit design. However, as of the date of this offering, we have no plans to pursue pure research and development activities at any point in the future.

Reports to Security Holders

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

DESCRIPTION OF PROPERTY

We maintain our business office at 1113 Vine Street, Suite 148, Houston, Texas 77002. Our telephone number is (866) 713-3700.  We entered into a Part-Time Rental Agreement for our business office with Vine Street Studios on February 1, 2012.  The material terms of the lease agreement are as follows:

1)	The agreement with Vince Street Studios commenced on February 1, 2012, and continues thereafter on a month-to-month basis.

2)	We paid an $80 deposit to commence the lease agreement.

3)	Monthly rent of $80 is due in advance on the first day of each month.

4)
Vince Street Studios services provided to the Company include secretarial services, use of conference rooms, email, internet, copying and printing, mail forwarding, and are subject to change at Vine Street's discretion.

5)	The lease may be terminated at any time by either party with one month's written notice.

6)	We agreed to indemnify Vine Street against any loss or damage of information or data.

The Company is currently in the process of upgrading its lease agreement with Vine Street to include a full-time, dedicated office space.  The Company anticipates that its monthly lease rate will increase to approximately $1,000 per month under the upgraded agreement.  It is anticipated that the new space will be available for the Company's use within 90 days of the date of this prospectus.

FINANCIAL STATEMENTS
BLUEFIRE EQUIPMENT CORP.
AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
BlueFire Equipment Corporation

We have audited the accompanying consolidated balance sheet of BlueFire Equipment Corporation and its subsidiary as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2011 and 2010. These financial statements are the responsibility of the management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of BlueFire Equipment Corporation and its subsidiary as of December 31, 2011 and 2010 and the results of their operations and their cash flows for years ended December 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that BlueFire Equipment Corporation will continue as a going concern. As described in Note 2 of the financial statements, BlueFire Equipment Corporation incurred a loss from operations for the year ended December 31, 2011. This raises substantial doubt about BlueFire Equipment Corporation’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McConnell & Jones, LLP

Houston, Texas
May 14, 2012

BLUEFIRE EQUIPMENT CORP
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010

ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$112,729	$2,643
Accounts Receivable	27,502	11,101
Inventory	57,834	11,366
Total Current Assets	198,065	25,110

LONG TERM ASSETS
Intellectual Property	35,634	21,583
Intangible Assets	3,892	-
Total Long Term Assets	39,526	21,583

TOTAL ASSETS	$237,591	$46,693

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$22,546	$29,282
Notes Payable	190,000	-
Total Current Liabilities	212,546	29,282

TOTAL LIABILITIES	212,546	29,282

STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value, 100,000,000 shares
authorized; 9,473,684 shares issued and outstanding	947	947
Additional Paid In Captial	27,551	10,391
Non-Controlling Interest	904	-
Retained Earnings (Defecit)	6,073	(3,120)
Net Income (Loss)	(10,430)	9,193

TOTAL STOCKHOLDERS' EQUITY	25,045	17,411

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$237,591	$46,693

The accompanying notes are an integral part of these financial statements.

BLUEFIRE EQUIPMENT CORP
AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

	For the Year Ended	For the Year Ended
	December 31, 2011	December 31, 2010

REVENUES
Sales Revenue	$47,701	$45,532
Service Revenue	28,681	56,362
Lease Revenue	32,250	-
Total Revenues	108,632	101,894

COST OF REVENUES
Manufacturing	39,437	44,036
Refurbishment	20,049	41,152
Lease Amortization and Expense	20,616	-
Total Cost of Revenues	80,102	85,188

GROSS PROFIT	28,530	16,706

OPERATING EXPENSES
Selling, General and Administrative	23,626	7,510
Total Operating Expenses	23,626	7,510

OPERATING INCOME	4,904	9,196

OTHER EXPENSES
Interest expense	14,430	3
Total Operating Expenses	14,430	3

CONSOLIDATED NET INCOME (LOSS)	(9,526)	9,193
Less: Net Income - Non-Controlling Interest	(904)	-
NET INCOME (LOSS) - ATTRIBUTABLE TO BLUEFIRE	$(10,430)	$9,193

NET INCOME (LOSS) PER SHARE:

Common Stock:
Basic and Diluted Net Loss Per Share	$(0.001)	$0.001

Denominator for Basic and Diluted Net Loss Per Share
Weighted Average Number of
Common Shares Outstanding	9,473,684	9,338,717

The accompanying notes are an integral part of these financial statements.

BLUEFIRE EQUIPMENT CORP
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

			Additional			Total
	Common Stock		Paid-In	Accumulated	Non-Controlling	Stockholders'
	Shares	Amount	Capital	Earnings (Deficit)	Interest	Equity
BALANCE -- December 31, 2009	9,000,000	$900	$8,070	$(3,120)	$-	$5,850

Issuance of Common Stock for Services	473,684	47	2,321	-	-	2,368
Net Income	-	-	-	9,193	-	9,193

BALANCE -- December 31, 2010	9,473,684	$947	$10,391	$6,073	$-	$17,411

Warrants for Service	-	-	15,000	-	-	15,000
Capital Contribution	-	-	2,160	-	-	2,160
Net Loss	-	-	-	(10,430)	-	(10,430)
Net Income - Non Controlling	-	-	-	-	904	904

BALANCE -- December 31, 2011	9,473,684	$947	$27,551	$(4,357)	$904	$25,045

The accompanying notes are an integral part of these financial statements.

BLUEFIRE EQUIPMENT CORP
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended	For the Year Ended
	December 31, 2011	December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (loss)	$(9,526)	$9,193
Adjustments to Reconcile Net Income to
Net Cash Provided by (Used in) Operating Activities
Compensatory Element of Stock Issuances	15,000	2,368
Amortization of inventory	19,537	-

Changes in Assets and Liabilities:
Accounts Receivable	(16,401)	(9,901)
Inventory	(66,005)	(11,366)
Accounts Payable and Accrued Expenses	(6,736)	25,073

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(64,131)	15,367

CASH FLOWS USED IN INVESTING ACTIVITIES

Intellectual Property	(14,051)	(13,254)
Intangible Assets	(3,892)	-

NET CASH USED IN INVESTING ACTIVITIES	(17,943)	(13,254)

CASH FLOWS FROM FINANCING ACTIVITIES
Note Proceeds	190,000	-
Contributed Capital	2,160	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	192,160	-

NET INCREASE IN CASH	110,086	2,113

CASH AND CASH EQUIVALENTS, Beginning of Period	2,643	530

CASH AND CASH EQUIVALENTS, End of Period	$112,729	$2,643

The accompanying notes are an integral part of these financial statements.

BLUEFIRE EQUIPMENT CORPORATION
AND SUBSIDIARY

NOTES TO AUDITED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF COMPANY

BlueFire Equipment Corporation (“BFC” or the “Company”) was incorporated in Delaware on June 10, 2008.  The Company has designed and manufactured a proprietary drill bit for use in the exploration and production of oil and gas.  The Company has begun to generate revenue for the sale and lease of its products as well as after-sale service and repair. The Company’s corporate headquarters are located in Houston, Texas and its year-end is December 31. In addition to our present product line, we intend to develop and commercialize additional products and technologies for the oil and gas industry.

On March 16, 2011, the Company entered into a joint venture agreement with two non-affiliate parties (the “JV Partners”) to form BlueFire LLC (“BFLLC”) in Oklahoma.  BFLLC was formed to take advantage of the boom in hydrocarbon production occurring in North Texas and Oklahoma.  The Company owns 60% of BFLLC and acts at the managing member.  The JV Partners own the remaining 40% and are responsible for the sales and marketing activities of BFLLC.

NOTE 2 –GOING CONCERN AND MANAGEMENT PLANS

The Company sustained a loss of approximately $10,000 for the year ended December 31, 2011, and does not have the resources at this time to repay its credit and debt obligations, make any payments in the form of dividends to its shareholders or fully implement its business plan. Without additional capital, the Company will not be able to remain in business.

In addition to operational expenses, as the Company executes its business plan, it is incurring expenses related to its efforts to take the Company public.  In order to finance these expenditures, the Company has raised capital in the form of debt, which will have to be repaid, as discussed in detail below. The Company has depended on shareholder loans for much of its operating capital.  The Company will need to raise capital in the next twelve months in order to remain in business.

Management anticipates that significant dilution will occur as the result of any future sales of the Company’s common stock and this will reduce the value of its outstanding shares. The Company cannot project the future level of dilution that will be experienced by investors as a result of its future financings, but it will significantly affect the value of its shares.

These factors raise a substantial doubt about the Company’s ability to continue as a going concern.

Management has plans to address the Company’s financial situation as follows:

In the near term, management plans to continue to focus on raising the funds necessary to fully implement the Company’s business plan.  Management believes that certain shareholders will continue to advance the capital required to meet the Company’s financial obligations.  There is no assurance, however, that these shareholders will continue to advance capital to the Company or that the new business operations will be profitable.  The possibility of failure in obtaining additional funding and the potential inability to achieve profitability raise doubts about the Company’s ability to continue as a going concern.

BLUEFIRE EQUIPMENT CORPORATION
AND SUBSIDIARY

NOTES TO AUDITED FINANCIAL STATEMENTS

In the long term, management believes that the Company’s projects and initiatives will be successful and will provide significant profit to the Company, which will be used to finance the Company’s future growth.  However, there can be no assurances that the Company’s planned activities will be successful, or that the Company will ultimately attain profitability.  The Company’s long-term viability depends on its ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations and the ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION – The Company’s financial statements are presented in accordance with accounting principles generally accepted (GAAP) in the United States.  In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the result of operations for the periods presented have been reflected herein. The accompanying financial statements are presented on a consolidated basis and include the accounts of BFLLC, a joint venture entity 60% owned by BFC.

PRINCIPLES OF CONSOLIDATION – The Consolidated Financial Statements include the accounts of the Company, and its controlled majority-owned subsidiary, BFLLC. The Company has eliminated all significant intercompany accounts and transactions.

USE OF ESTIMATES – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ.

CASH AND CASH EQUIVALENTS –The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.  The Company maintains cash and cash equivalent balances at one financial institution that is insured by the FDIC.

INVENTORY – The Company capitalizes new drill bit inventory at manufacturing costs plus refurbishment costs.  These costs are amortized using industry standards of average refurbishment runs.  The inventory balance is stated net of amortization expense.  Amortization will be provided using the straight-line method over the estimated three refurbishment runs.  Amortization expense will be charged to Cost of Sales.

ACCOUNTS RECEIVABLE – Accounts receivable are stated at the amount billed to customers.  Accounts receivable are due and payable upon receipt. Accounts are considered past due beyond the standard payment terms.  The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

INTANGIBLE ASSETS – The Company’s policy is to capitalize intellectual property related to the filing and acquisition of internally developed patents.  The patent related expenses, such as legal fees and filing fees related to preparation, defense and filing of patent, are eligible for capitalization. Company’s intangible assets are stated at cost, less accumulated amortization. Amortization has not started as patents are still under review as of year end.

BLUEFIRE EQUIPMENT CORPORATION
AND SUBSIDIARY

NOTES TO AUDITED FINANCIAL STATEMENTS

The Company reviews the recoverability of it long-lived assets on a periodic basis whenever events and changes in circumstances have occurred which may indicate a possible impairment. The assessment for potential impairment will be based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future cash flows from its operations on an undiscounted basis. If such assets are determined to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS – The carrying amount reported in the balance sheets for cash and cash equivalents, accounts payable, and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The Company does not utilize derivative instruments.

INCOME TAXES –.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740, Accounting for Income Taxes.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

The Company applies the authoritative guidance in accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement.

REVENUE RECOGNITION – The Company recognizes revenue from the sale, lease, and refurbishment of drill bits.  The criteria for recognition are as follows:

1.	Revenue from sale – recorded at cost when the drill bits have been shipped. The Company had made an agreement with the purchaser to sell bits at cost.
2.
Revenue from lease – recorded based upon the number of feet drilled.  Revenue is recorded only after the product is used by the customer for the specific job booked.  Upon completion of the job, the customer is billed based upon the agreed rates on a per footage basis.

3.	Revenue from refurbishment – recorded when the refurbished item is shipped to the customers.

RECENTLY ADOPTED AND RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS – Recent accounting pronouncements issued by the FASB (including its EITF), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 4 – BLUEFIRE LLC JOINT VENTURE

On March 16, 2011 the Company entered into a joint venture agreement with two non-affiliate parties (the “JV Partners”) to form BlueFire LLC (“BFLLC”) in Oklahoma.  BFLLC was formed to take advantage of the boom in hydrocarbon production occurring in North Texas and Oklahoma.  The Company owns 60% of BFLLC and acts as the managing member.  The JV Partners own the remaining 40% and are responsible for the sales and marketing activities of BFLLC.

BLUEFIRE EQUIPMENT CORPORATION
AND SUBSIDIARY

NOTES TO AUDITED FINANCIAL STATEMENTS

The Company loaned $60,100 to BFLLC for its initial capitalization.  As the loan is considered to be an intercompany advance, the Company’s consolidated financial statements eliminate the effect of this loan.

The JV Partners funded an additional $40,000 to BFLLC.  The interest of the JV Partners is considered to be a Non-Controlling Interest.  The Company’s Consolidated Balance Sheets and Income Statements reflect an adjustment under Non-Controlling Interest to separate the interests of the JV Partners from those of the Company’s shareholders. Sales to a Company in which one of our JV Partners is an officer totaled $85,972 and $101,894 for the years ended December 31, 2011 and 2010 respectively.

NOTE 5 – NOTES PAYABLE TO STOCKHOLDERS

On April 1, 2011, BFC signed a promissory note with a our then Chief Executive Officer and Director in the amount of $100,000. The note bears interest at a rate of 15%, was originally due and payable on April 1, 2012 and had no collateral.  As of December 31, 2011, the principal balance was $100,000. The Company makes monthly interest payments on the note; therefore there is no accrued interest due at December 31, 2011.  On April 4, 2012, the Company and Holder executed an amendment to the note extending the due date to March 31, 2013, removing from the note language allowing the conversion of the note into the Company’s common stock and amending the note to include a security interest over substantially all of our assets.

On July 1, 2011, BFC signed a promissory note with the father of our then Chief Executive Officer and Director in the amount of $25,000. The note bears interest at a rate of 15%, is due and payable on demand and has no collateral.  As of December 31, 2011, the principal balance was $25,000. The Company makes monthly interest payments on the note; therefore there is no accrued interest due at December 31, 2011.

On August 11, 2011, BFC signed a promissory note with the brother of our then Chief Executive Officer and Director in the amount of $25,000. The note bears interest at a rate of 15%, is due and payable on demand and has no collateral.  As of December 31, 2011, the principal balance was $25,000. The Company makes monthly interest payments on the note; therefore there is no accrued interest due at December 31, 2011.

On March 16, 2011, BFLLC, our joint venture subsidiary, received advances from the owners of the Non-Controlling Interest in the aggregate of $40,000. These advances are non-interest bearing and are due on demand.  As of December 31, 2011 the principal balance of the advances was $40,000.

NOTE 6 – COMMON STOCK

On the date of formation, June 10, 2008, the Company issued 9,000,000 shares of its common stock to three individuals for their contributions to the founding of the Company.  As such, these issuances were considered founders shares and are carried on the books of the Company at par value.

On April 15, 2010, the Company issued 473,684 shares of its common stock to William Blackwell for services rendered.  Management determined that the shares issued were valued at $0.005 per share for an aggregate value of $2,368.  The Company recognized an expense of $2,368 related to the issuance; and such expense is shown on the Company’s income statement as part of general and administrative costs.

On January 15, 2012, Mr. Blackwell became our Chairman and CEO.

BLUEFIRE EQUIPMENT CORPORATION
AND SUBSIDIARY

NOTES TO AUDITED FINANCIAL STATEMENTS

The Company has authorized capital consisting of 100,000,000 shares of common stock with a par value of $0.0001 per shares.  On December 31, 2011 there were 9,473,684 shares of common stock issued and outstanding.

NOTE 7 – STOCK WARRANTS

On April 1, 2011 the Company granted warrants to purchase 3,000,000 shares to its former CEO for services rendered.  Each warrant allows the holder to purchase the Company’s common stock for $0.10 per share.  There is no vesting period on the warrants.  The warrants expire on April 1, 2016.  The warrants were issued for services rendered.

The Company recognized an expense of $15,000, an amount equal to the grant date fair value of the warrants using the following assumptions: volatility of 207%; risk-free interest rate of 2.0%; and expected term of 5 years. The fair value of the warrants was determined using the Black-Scholes option valuation model. . The warrants expire on April 1, 2016 and have a remaining contractual life of 4.2 years as of December 31, 2011.  The intrinsic value of the Company’s warrants outstanding was $0 at December 31, 2011. The Company recognized the expense related to the issuance; such expense as part of general and administrative costs.

NOTE 8 – INCOME TAXES

As of December 31, 2011, there is no provision for income taxes, current or deferred.

Deferred tax assets:	2011
Net operating loss carry-forwards	$4,357
Valuation allowance	(4,357)
Net deferred tax asset	$-

During the year ended December 31, 2010, the Company had a net operating profit of $9,193.  The Company did not book a deferred tax payable as of December 31, 2010 as the Company anticipated a loss in the year ended December 31, 2011 greater than the gain in 2010.  As the Company’s net loss in 2011 was $10,430, the Company used a portion of the NOL from 2011 to offset any taxable income in 2010.

Taking into account the preceding paragraph, as of December 31, 2011, the Company had net operating loss carry forwards in the amount of $4,357 available to offset future taxable income through 2031.  The Company established valuation allowances equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

NOTE 9 – COMMITMENTS, CONTINGENCIES and CONCENTRATIONS

Litigation

The Company may from time to time be involved in legal proceedings arising from the normal course of business.   There are no pending or threatened legal proceedings as of December 31, 2011.

BLUEFIRE EQUIPMENT CORPORATION
AND SUBSIDIARY

NOTES TO AUDITED FINANCIAL STATEMENTS

Commitment Agreement

The Company engaged an agent to identify investors and assist with the divestiture of or solicitation of investment in the Company.  The term of the agreement is two years starting in January 2011 and involves success fees at closing of the transaction value.

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through May 14, 2012, the date these financial statements were issued.

On January 15, 2012, the Company’s Board of Directors appointed William Blackwell as the Chairman and CEO of the Company.  Mr. Blackwell also serves as the Manager of BFLLC.

Under the terms of Mr. Blackwell’s employment agreement he is to receive compensation of $5,000 per month until such time as the Company achieves gross profits of $20,000 per month or until the Company’s Registration Statement becomes effective with the Securities and Exchange Commission.  In addition, Mr. Blackwell has been granted options to purchase up to 240,000 shares of the Company’s common stock for $1.00 per share.  Mr. Blackwell’s options vest at 10,000 shares per month starting on his employment date.

On April 4, 2012, the Company and the Holder of a $100,000 promissory note originally issued on April 1, 2011 executed an amendment to the note extending the due date to March 31, 2013 and removing from the note language allowing the conversion of the note into the Company’s common stock.

LEGAL PROCEEDINGS

We do not know of any material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our Director, officer or affiliate, or any registered beneficial shareholder is an adverse party or has a material interest adverse to us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not traded on any market or exchange. We intend to apply to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) market once this prospectus has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. Over-the-counter securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, over-the-counter securities transactions are conducted through a telephone and computer network connecting dealers. Over-the-counter issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTCBB, we will require a market maker to sponsor our securities. We have not yet engaged any market maker to sponsor our securities, and there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for quotation on the OTCBB. This could prevent us from developing a trading market for our common stock.

HOLDERS

As of the date of this prospectus there are 2 holders of record of our common stock.

DIVIDENDS

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: "believe", "expect", "estimate", "anticipate", "intend", "project" and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to "common shares" refer to the common shares in our capital stock.

Overview

We are an early stage company, incorporated in the State of Delaware on June 10, 2008, as a for-profit company, and an established fiscal year of December 31. Although we have generated revenues from business operations, our auditor has issued a going concern opinion; this means there is substantial doubt that we can continue as an on-going business for the next twelve (12) months unless we obtain additional capital to pay our bills.

Accordingly, we must raise cash from sources other than loans we undertake. From inception through the date of this offering, our business operations have been focused on selling and leasing PDC drill bits. While we have generated revenue from business operations, most of the cash currently held by us is the result of the issuance of debt to private investors that must be repaid.

We believe that the proceeds from this offering in addition to our existing cash on hand will satisfy our cash requirements for up to 24 months. If we are unable to raise additional monies, we only have enough capital to cover the costs of this offering and to begin implementing the business and marketing plan. The expenses of this offering include the preparation of this prospectus, the filing of this registration statement, legal, accounting, and transfer agent fees. As of December 31, 2011, we had $112,729 cash on hand.

Plan of Operations

We will need to raise additional capital to fully develop our business plan. During the 24 months following the completion of this offering, we intend to implement our business development and marketing plan. We believe we must raise an additional $750,000 (this includes the anticipated $75,000 capital raise) to pay for expenses associated with our development over the next 24 months. $250,000 will be used to finance anticipated activities during Phase One of our development plan as described below, and $500,000 will be used to finance anticipated activities during Phase Two of our development plan as described below.

PHASE ONE

	PROJECTED
	DATE OF	ESTIMATED
ANTICIPATED MILESTONES	COMPLETION	BUDGET $
	0-12 MONTHS
Purchase additional inventory		100,000

Initiate sales and marketing efforts		40,000

Hire sales representatives		60,000

Additional working capital		50,000

TOTAL PHASE ONE		$250,000

PHASE TWO

	PROJECTED
	TIME TO	ESTIMATED
ANTICIPATED MILESTONES	COMPLETION	BUDGET $
	12-24 MONTHS
INVENTORY Purchase additional inventory		200,000

MARKETING & SALES Complete Sales Literature, Displays, Advertising		80,000

MANAGEMENT & ADMINISTRATION Consultants, Operational CFO, and Sales Employees		120,000

ADDITIONAL WORKING CAPITAL		100,000

TOTAL PHASE TWO		$500,000

TOTAL PHASE ONE & TWO		$750,000	*

* This includes the anticipated $75,000 capital raise undertaken by this offering.

Many of the developments enumerated in Phase 2 are dependent on the completion of objectives in Phase 1 and both Phases are dependent on us securing additional financing even if we are able to sell all of the securities offered by this prospectus. There can be no assurance that we will be able to sell any of the securities offered by this prospectus or secure additional financing. If we are able to raise some, but not all funds required to undertake the developments in Phase 1 and Phase 2, our management will re-examine our proposed business activities to use our resources most efficiently. In this event, our focus will likely be on spending available funds on assuring that we retain our reporting status with the SEC and developing our product designs to attract investors.

If we are unable to raise additional funds we will not be able to complete any of the milestones in either Phase 1 or Phase 2. Due to the fact that many of the milestones are dependent on each other, if we do not raise any additional capital we will not be able to implement any facets of our business plan.

We intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officer and Director in order to finance our businesses activities. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to continue our operations may be significantly hindered.

Results of Operations

Although we have generated revenues from our operations, we cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of an early stage business enterprise, including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies (See "Risk Factors"). To become profitable and competitive over the long run, we must develop the business and marketing plan and execute such plan. Our management will attempt to secure financing through various means including borrowing and investment from institutions and private individuals.

For the Year ended December 31, 2011

For the year ended December 31, 2011, we realized gross revenue of $108,632 and a gross profit of $28,530.  Our operating expenses were $23,626, consisting of selling, general and administrative expenses, of which $15,000 was an expense related to the issuance of warrants and $6,673 was for administrative expenses.  We incurred interest expense of $14,430, a Non-Controlling Interest deduction of $904 and had a net loss of $10,430.

For the Year ended December 31, 2010

For the year ended December 31, 2011, we realized gross revenue of $101,894 and a gross profit of $16,706.  Our operating expenses were $7,510, consisting primarily of selling, general and administrative expenses, of which $5,174 was for administrative expenses.  We incurred interest expense of $3 and had a net profit of $9,193.

Comparison of results for the Years ended December 30, 2011 and 2010

Our results for the year ended December 30, 2011 show a 7% gain in revenues from the previous year.  The relative stability in our revenues is attributable to our focus on solidifying the contacts and relationships necessary to further grow our operational footprint.  Through our expanded contacts and relationships we hope to continue to increase our revenues in the coming 12-18 months.

Our operating expenses for the year ended December 31, 2011 increased approximately 215% over our expenses for the year ended December 30, 2010.  The increase in operating expenses is attributable to a $15,000 expense related to the issuance of warrants as described above.  Other than the warrant expense our operating expenses were essentially unchanged from the previous period.

Net loss increased 214% to $10,430 for the year ended December 31, 2011, compared to net income of $9,193 for the year ended December 31, 2010.  The increase in net loss was mainly due to increased operating expenses and interest expense of $14,430 for the year ended December 31, 2011, compared to $3 for the year ended December 31, 2010 in connection with our outstanding note payables, described in greater detail below.

Liquidity and Capital Resources

As of December 31, 2011

As of December 31, 2011, the Company had current assets of $198,065, comprised of cash of $112,729, accounts receivable of $27,502 and inventory valued at $57,834.  In addition, the Company had Long Term Assets of $39,526, comprised of intellectual property of $35,634 and intangible assets of $3,892.  Current liabilities were $212,546, comprised of outstanding notes payable of $190,000 (described below) and accounts payable and accrued liabilities of $22,546.  We had negative working capital of $14,481 as of December 31, 2011.

As of December 31, 2010

As of December 31, 2010, the Company had current assets of $25,110, comprised of cash of $2,643, accounts receivable of $11,101 and inventory valued at $11,366.  In addition, the Company had Long Term Assets of $21,583, comprised of intellectual property.  Current liabilities were $29,282, comprised of accounts payable and accrued liabilities.

Cash flows from Operating Activities

During the year ended December 31, 2011, the Company used cash of $64,131 in operating activities as compared to generating cash from operating activities of $15,367 during the year ended December 31, 2010.  The use of cash for operating activities is predominantly attributed to the fact that the Company incurred operating expenditures relating to the expansion of its inventory.

Cash flows used in Investing Activities

During the year ended December 31, 2011, the Company had net cash used in investing activities of $17,943, which was due to $14,051 invested into intellectual property and $3,892 into intangible assets as compared to the year ended December 31, 2010, where the Company invested $13,254 into intellectual property and had $13,254 of net cash used in investing activities.

Cash flows from Financing Activities

During the year ended December 31, 2011, the Company received $190,000 of cash flows from the issuance of notes payable (described below) and advances from non-related parties and $2,160 in contributed capital from the Company’s former CEO.

As of December 31, 2011 and 2010, respectively, the Company’s auditors issued a going concern opinion, as the Company has not earned sufficient revenues from its operations to cover operating expenses, and had a working capital deficit.

On April 1, 2011, we signed a promissory note with Tyson Rohde, our former CEO, in the amount of $100,000. The note bears interest at a rate of 15%, was originally due and payable on April 1, 2012 and had no collateral and was convertible into shares of the Company’s common stock at the option of Mr. Rohde.  As of December 31, 2011, the principal balance was $100,000. We make monthly interest payments on the note; therefore there was no accrued interest due at December 31, 2011.  On April 26, 2012, we executed an amendment to the note with Mr. Rohde extending the due date to April 1, 2013, removing from the note language allowing the conversion of the note into the Company’s common stock and amending the note to include a security interest over substantially all of our assets.

On July 1, 2011, Carew Rohde, the father of our then Chief Executive Officer and Director, Tyson Rohde, loaned us $25,000.  The note is due 30 days from the date demand for repayment is made to the Company and bears interest at the rate of 15% per annum provided that interest accrues at the rate of 18% per annum upon an event of default. On April 26, 2012, we amended the note to include a security interest over substantially all of our assets.

On August 11, 2011, Drexel Rohde, the brother of our then Chief Executive Officer and Director, Tyson Rohde, loaned us $25,000.  The note is due 30 days from the date demand for repayment is made to the Company and bears interest at the rate of 15% per annum provided that interest accrues at the rate of 18% per annum upon an event of default. On April 26, 2012, we amended the note to include a security interest over substantially all of our assets.

The notes are secured by a security interest in substantially all of our assets and we do not currently have sufficient funds to repay all the notes.

Additionally, on March 16, 2011, BFLLC received advances from the non-controlling interest holder of $40,000, which is non-interest bearing and due on demand.

We anticipate needing a minimum of $250,000 for Phase One and an additional $500,000 for Phase Two of our planned development plan, as described above, totaling $750,000 (this includes the anticipated $75,000 raise) in order to effectively execute our business plan over the next twenty-four months. Currently available cash is not sufficient to allow us to commence full execution of our business plan. Our business expansion will require significant capital resources that may be funded through the issuance of common stock or of notes payable or other debt arrangements that may affect our debt structure. Despite our current financial status we believe that we may be able to issue debt and equity in order to start executing our business plan. However, there can be no assurance that we will be able to raise money in this fashion and have not entered into any agreements that would obligate a third party to provide us with capital.

As of the date of this registration statement, the current funds available to us will be sufficient to continue maintaining a reporting status and limited operations for 24 months. However, in order to be successful in fully implementing our business plan, we will require additional capital as set forth in Milestones I & II.

The Company currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. The sole Director and Officer has made no commitments written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If the Company is unable to raise the funds partially through this offering, the Company will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that the Company will be able to keep costs from being more than these estimated amounts or that the Company will be able to raise such funds. Even if we sell all shares offered through this registration statement, we expect that the Company will seek additional financing in the future. However, the Company may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, the Company may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that the Company will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 2 of our financial statements.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements.  A complete summary of these policies is included in Note 3 of our audited financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of our current officer and Director.  Our Board of Directors appoints our executive officers.  Our Director will serve until the earlier occurrence of the election of his successor at the next meeting of stockholders, death, resignation or removal by the majority consent of our shareholders.

Name	Age	Positions

William Blackwell	76	Chief Executive Officer, President, and Sole Director

William Blackwell, age 76, Chief Executive Officer, President, and Sole Director

Mr. Blackwell has served as a Director of the Company since April 2010 and as Chief Executive Officer and President of the Company since January 2012.  Since February 2006, Mr. Blackwell has served as the Chairman and Chief Executive Officer of Willstar Energy, Inc., an oil and gas exploration and production company that acquires, drills, and develops onshore oil and gas projects.  Since September 1984, Mr. Blackwell has owned and served as a Director of Blackwell, Inc., an oil and gas exploration and production company which serves as a technical and executive advisor for the investment, management, operations and corporate finance activities of various natural resource companies located in North America and throughout the world.  Mr. Blackwell has previously served as the President and Chief Executive Officer of Elders Resources North America, Inc., an oil and gas exploration and production company which he established which had a corporate net worth of over $100 million.  Mr. Blackwell also previously held positions as the Vice President of Morgan Guaranty Trust Company in New York, New York; Vice President of Rockefeller Family and Associates in New York, New York; and Senior Reservoir Engineer at American Overseas Petroleum Limited (AMOSEAS) in New York, New York.

Mr. Blackwell has obtained executive management training from the Alexander Hamilton Institute. Mr. Blackwell received a degree in Petroleum Engineering from the University of Texas in Austin, Texas in 1958.  Mr. Blackwell is a member of the National Society of Professional Engineers; the Texas Society of Professional Engineers; and the American Association of Petroleum Geologists.

Qualifications as Director:

The Company believes that Mr. Blackwell’s 40 plus years of experience in the oil and gas industry make him an extremely valuable member of our Board of Directors.

Involvement in Certain Legal Proceedings

Our sole Director and executive officer has not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors discusses risks throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight among the full Board of Directors, and fostering an appropriate culture of integrity and compliance with legal responsibilities.

CONFLICTS OF INTEREST

As of the date of this prospectus, we have no employees, other than Mr. Blackwell, who currently devotes approximately 40 hours per week to our business as required from time to time.

Mr. Blackwell is not obligated to commit his full time and attention to our business and accordingly, he may encounter a conflict of interest in allocating his time between our operations and those of other businesses.

Although Mr. Blackwell is presently able to devote approximately 40 hours per week to our business, this may change. Also, if we require Mr. Blackwell to devote more than 40 hours per week to our business on a regular basis for an extended period, it is uncertain that he will be able to satisfy our requirements unless we have sufficient resources to compensate him for any lost income from his private business.

In general, officers and Directors of a corporation are required to present business opportunities to the corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation's line of business; and
•	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

Our sole Director has not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committee performing similar functions. The functions of those committees are being undertaken by our sole Director. Because we do not have any independent Directors, our sole Director believes that the establishment of committees of the Board would not provide any benefits to our Company and could be considered more form than substance.

We do not have a policy regarding the consideration of any Director candidates that may be recommended by our stockholders, including the minimum qualifications for Director candidates, nor has our sole Director established a process for identifying and evaluating Director nominees. We have not adopted a policy regarding the handling of any potential recommendation of Director candidates by our stockholders, including the procedures to be followed. Our sole Director has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.

Given our relative size and lack of Directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional Directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of Director nominees.

Our sole Director is not an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K. In general, an "audit committee financial expert" is an individual member of the audit committee or Board of Directors who:

•	understands generally accepted accounting principles and financial statements;
•	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;
•	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements;
•	understands internal controls over financial reporting; and
•	understands audit committee functions.

Our Board of Directors is comprised solely of Mr. Blackwell who was integral to our formation and who is involved in our day to day operations. While we would prefer to have an audit committee financial expert on our Board of Directors, Mr. Blackwell does not have a professional background in finance or accounting. He does however have considerable education in finance. As with most small, early stage companies, until such time our Company further develops its business, achieves a stronger revenue base and has sufficient working capital to purchase directors and officers insurance, the Company does not have any immediate prospects to attract independent Directors. When the Company is able to expand its Board of Directors to include one or more independent Directors, the Company intends to establish an Audit Committee of our Board of Directors. It is our intention that one or more of these independent Directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent and the Company is not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include "independent" Directors, nor are we required to establish or maintain an Audit Committee or other committee of our Board of Directors.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of Directors and hold office until removed by the board of Directors.

There are no agreements or understandings for any Director or officer to resign at the request of another person and none of the Directors or officers is acting on behalf of or will act at the direction of any other person.  The activities of each Director and officer are material to the operation of the Company.  No other person’s activities are material to the operation of the Company.

WE DO NOT HAVE ANY INDEPENDENT DIRECTORS AND THE COMPANY HAS NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

On April 27, 2012, we adopted a Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION

The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our officers and sole Director for the fiscal years ended December 31, 2011, and 2010.

Name and Principal Position	Title	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All other Compensation ($)	Total ($)

Tyson Rohde	CEO, President, Chairman (Former)	2011	--	--	--	--	$15,000(2)	$15,000

Tyson Rohde	CEO, President, Chairman (Former)	2010	--	--	--	--	--	--

William Blackwell	CEO, President and Director	2011	-	-	-	-	-	-

William Blackwell	CEO, President and Director	2010	-	-	$2,368	-	-	$2,368

(1)
On January 15, 2012 Mr. Tyson Rohde resigned as our Chief Executive Officer, President and Chairman and Mr. William Blackwell was appointed as our Chief Executive Officer.  No compensation was paid to Mr. Blackwell in the year ended December 31, 2011.  During 2010 Mr. Blackwell was issued 473,684 shares of our common stock for services rendered as a Director of the Company.  We recognized an expense of $2,368 related to the issuance; the amount is not included herein as at the time of issuance Mr. Blackwell was not serving as an officer or Director of the Company.

(2)
On April 1, 2011 we granted warrants to purchase 3,000,000 shares at $0.10 per share to Mr. Rohde, our then CEO, for services rendered.  We recognized an expense of $15,000 related to the grant (a more detailed description of the transaction may be found in Note 7 of the attached financial statements).

There are no annuity, pension or retirement benefits proposed to be paid to officers, Directors or employees.  No other officers of the Company received any consideration for services rendered to the Company since incorporation, other than as described above.

Employment Agreements:

On January 15, 2012, our Board of Directors appointed William Blackwell, who was then serving as our sole Director, as our CEO.  On the same date we entered into an employment agreement with Mr. Blackwell (a copy of which is attached as an exhibit hereto).  Under the terms of his employment Mr. Blackwell is to receive compensation of $5,000 per month until such time as we achieve gross profits of $20,000 per month or until our Registration Statement becomes effective with the Securities and Exchange Commission at which time his compensation will increase to $10,000 per month.

Outstanding Equity Awards since Inception:

On January 15, 2012, we granted our CEO and sole Director, William Blackwell, options to purchase up to 240,000 shares of our common stock at $1.00 per share.  The options vest at 10,000 shares per month commencing on January 15, 2012.  The options expire on the 3rd anniversary of the grant date.

Long-Term Incentive Plans

We have no Long-Term Incentive Plans.

Director Compensation

None of our Directors have ever received compensation from the Company (other than executive Directors who received consideration for serving as an executive officer of the Company, as described in greater detail above) for services to the Company as a Director.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its Directors and officers (including its principal executive officer and principal financial officer).  The Company’s Code of Ethics is filed as an exhibit to this registration statement on Form S-1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at May 14, 2012, with respect to the beneficial ownership of shares of common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock (based upon reports which have been filed and other information known to us), (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown.  As of May 14, 2012, we had 9,473,684 shares of common stock issued and outstanding.

Title	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Prior to Offering(1)	Percentage of Common Stock After Offering(2)

Chief Executive Officer, President, and sole Director	William Blackwell 1113 Vine Street, Suite 148 Houston, TX 77002	533,684(3)	5.6%	3.1%

Greater Than 5% Shareholder	Dome Capital LLC (4) 5201 Memorial Drive, Suite 443 Houston, TX 77007	9,000,000	95%	53%

Former CEO	Tyson Rohde PO Box 3111 Houston, TX 77002	3,000,000(5)	4.99%	4.99%

	All Officers and Directors as a Group (1 person)	533,684	5.6%	3.1%

(1)
Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Assumes all 7,500,000 shares offered herein are sold.

(3)	Includes options to purchase 60,000 shares of the Company’s common stock, which have an exercise price of $1.00 per share and term of three years expiring on January 15, 2014.

(4)	The beneficial owner of the shares held by Dome Capital LLC is Lydia Cotton, its Manager.

(5)
On April 1, 2011, we granted a Common Stock Purchase Warrant to our former CEO, Tyson Rohde, for services rendered.  The Common Stock Purchase Warrant provides Mr. Rohde the right to purchase up to 3,000,000 shares of our common stock at a price of $0.10 per share.  The warrants vested immediately.  The warrants expire on April 1, 2016, have cashless exercise rights and prohibit the exercise of any warrants in the event such exercise would result in Mr. Rohde holding more than 4.99% of the Company’s outstanding common stock upon such exercise.

We are not aware of any arrangements that could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On June 10, 2008, the Company issued an aggregate of 9,000,000 shares of the Company’s restricted common stock to Tyson Rohde, Chet Gutowsky and Anatoli Borrisov (3 million shares each), the Company’s founders (the “Founders”) in consideration for services rendered to the Company, which shares were valued at $0.0001 per share.  Subsequently, in June 2011, the Founders sold their shares to Dome Capital LLC in a private transaction for an aggregate of $900,000 or $0.10 per share pursuant to a promissory note.

In June 2008, Tyson Rohde was appointed as Chief Executive Officer and Director of the Company, Chet Gutowsky was appointed as Chief Financial Officer and Director of the Company, and Anatonli Borissov was appointed as Chief Technology Officer and Director of the Company.

On April 15, 2010, William Blackwell was appointed as a Director of the Company. On April 15, 2010 we issued 473,684 shares to Mr. Blackwell valued at $0.005 per share for his services to the Company.

On April 1, 2011 we signed a promissory note with Tyson Rohde, our then CEO and Director, in the amount of $100,000. The note bears interest at a rate of 15%, was originally due and payable on April 1, 2012, had no collateral, and was convertible into shares of the Company’s common stock at the option of Mr. Rohde.  As of December 31, 2011, the principal balance was $100,000. We make monthly interest payments on the note; therefore there was no accrued interest due at December 31, 2011.  On April 26, 2012, we executed an amendment to the note with Mr. Rohde extending the due date to April 1, 2013, removing from the note language allowing the conversion of the note into the Company’s common stock and amending the note to include a security interest over substantially all of our assets.

Also on April 1, 2011, we granted a Common Stock Purchase Warrant to our then CEO and Director, Tyson Rohde, for services rendered.  The Common Stock Purchase Warrant provides Mr. Rohde the right to purchase up to 3,000,000 shares of our common stock at a price of $0.10 per share.  The warrants vested immediately.  The warrants expire on April 1, 2016, have cashless exercise rights and prohibit the exercise of any warrants in the event such exercise would result in Mr. Rohde holding more than 4.99% of the Company’s outstanding common stock upon such exercise.

On July 1, 2011, Carew Rohde, the father of our then Chief Executive Officer and Director, Tyson Rohde, loaned us $25,000.  The note is due 30 days from the date demand for repayment is made to the Company and bears interest at the rate of 15% per annum provided that interest accrues at the rate of 18% per annum upon an event of default. On April 26, 2012, we amended the note to include a security interest over substantially all of our assets.

On August 11, 2011, Drexel Rohde, the brother of our then Chief Executive Officer and Director, Tyson Rohde, loaned us $25,000.  The note is due 30 days from the date demand for repayment is made to the Company and bears interest at the rate of 15% per annum provided that interest accrues at the rate of 18% per annum upon an event of default.  On April 26, 2012, we amended the note to include a security interest over substantially all of our assets.

On December 15, 2011, Chet Gutowsky resigned as a Director of and as Chief Financial Officer of the Company and Anatonli Borissov resigned as a Director of and as Chief Technology Officer of the Company.  Mr. Gutowsky and Mr. Borissov had served as Directors of the Company since the Company’s formation in 2008.

On January 15, 2012, Tyson Rohde resigned as Chief Executive Officer, President and sole Director of the Company and William Blackwell, our then sole Director, was appointed as Chief Executive Officer of the Company.

On the same date we entered into an employment agreement with Mr. Blackwell (a copy of which is attached as an exhibit hereto).  Under the terms of his employment Mr. Blackwell is to receive compensation of $5,000 per month until such time as we achieve gross profits of $20,000 per month or until our Registration Statement becomes effective with the Securities and Exchange Commission at which time his compensation will increase to $10,000 per month.

On January 15, 2012 we granted our CEO and Director, William Blackwell, options to purchase up to 240,000 shares of our common stock at $1.00 per share.  The options vest at 10,000 shares per month commencing on January 15, 2012.  The options expire on the 3rd anniversary of the grant date.

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer, Director and significant stockholder.  However, all of the transactions described above were approved and ratified by our sole Director.  In connection with the approval of the transactions described above, our Director took into account various factors, including his fiduciary duty to the Company; the relationships of the related parties described above to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; whether comparable products or services were available; and the terms the Company could receive from an unrelated third party.

We intend to establish formal policies and procedures for the approval of related party transaction in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof.   On a moving forward basis, our sole Director will continue to approve any related party transaction based on the criteria set forth above.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Bylaws provide that we will indemnify our Directors and officers to the fullest extent provided by Delaware law.

The general effect of the foregoing is to indemnify a control person, officer or Director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or Director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our Directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REPORTS TO SECURITY HOLDERS

We plan to file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549, under the Securities Act of 1933 a registration statement on Form S-1 of which this prospectus is a part, with respect to the common shares offered hereby. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

In the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. You should read this prospectus and any prospectus supplement together with the Registration Statement and the exhibits filed with or incorporated by reference into the Registration Statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

You should rely only on the information contained in this prospectus. No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by BlueFire Equipment Corporation. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

STOCK TRANSFER AGENT

We have not engaged the services of a transfer agent at this time. However, within the next twelve months we anticipate doing so. Until such a time a transfer agent is retained, we will act as our own transfer agent.

[Back Page of Prospectus]

PROSPECTUS

BLUEFIRE EQUIPMENT CORP.
7,500,000 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the issuer have not changed since the date hereof.

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS ____________, 2012

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The registrant will pay for all expenses incurred by this offering. Whether or not all of the offered shares are sold, these expenses are estimated as follows:

Securities and Exchange Commission registration fee	$9
Printing Fees	$991	*
Transfer Agent Fees	$1,750	*
Accounting fees and expenses	$10,000	*
Legal fees and expenses	$6,000	*
TOTAL	$18,750	*

* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Bylaws, we may indemnify an officer or Director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or Director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or Director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to Directors or officers under Delaware law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the period from Inception (June 10, 2008) through the date of this Registration Statement we have had the following sales of unregistered securities:

On June 10, 2008, the Company issued an aggregate of 9,000,000 shares of the Company’s restricted common stock to Tyson Rohde, Chet Gutowsky and Anatoli Borrisov (3 million shares each), the Company’s founders (the “Founders”) in consideration for services rendered to the Company, which shares were valued at $0.0001 per share.  Subsequently, in June 2011, the Founders sold their shares to Dome Capital LLC in a private transaction for an aggregate of $900,000 or $0.10 per share pursuant to a promissory note.

On April 15, 2010, we issued 473,684 shares of restricted common stock to William Blackwell, our then Director and current CEO and sole Director for services rendered to the Company, which shares of common stock were valued at $47 or $0.0001 per share.

On April 1, 2011, we granted warrants to purchase 3,000,000 shares at $0.10 per share to our then CEO, Tyson Rohde, for services rendered.

On January 15, 2012, we granted our sole officer and Director, William Blackwell, options to purchase up to 240,000 shares of our common stock at $1.00 per share.

The Company claims an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) since the foregoing issuances and grants did not involve a public offering, the recipients took the securities for investment and not resale, the Company took appropriate measures to restrict transfer, and the recipients were either (a) “accredited investors” and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Act. No underwriters or agents were involved in the foregoing issuances and the Company paid no underwriting discounts or commissions.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K.

Exhibit No.	Description

3.1	Certificate of Incorporation of BlueFire Equipment Corp., dated June 10, 2008*

3.2	Bylaws of BlueFire Equipment Corp., dated June 10, 2008*

4.1	Specimen Stock Certificate*

4.2	Promissory Note, dated April 1, 2011, issued in favor of Tyson Rohde and amendment dated April 26, 2012*

4.3	Promissory Note, dated July 1, 2011, issued in favor of Carew Rohde and amendment dated April 26, 2012*

4.4	Promissory Note, dated August 11, 2011 issued in favor of Drexel Rohde and amendment dated April 26, 2012*

5.1	Legal Opinion of The Loev Law Firm, PC*

10.1	Affiliation Agreement (Joint-Venture Agreement), dated March 16, 2011, by and between BlueFire Equipment Corp. and its JV Partners, Randy Coy and Gene Duncan*

10.2	Common Stock Warrant, dated April 1, 2011, issued to Tyson Rohde*

10.3	Employment Agreement, dated January 15, 2012, by and between BlueFire Equipment Corp and William Blackwell*

10.4	Non-Qualified Stock Option Agreement, dated January 15, 2012, by and between BlueFire Equipment Corp and William Blackwell*

10.5	Sales Commission Agreement with AB Technologies, Ltd.*

14.1	Code of Ethics*

21.1	List of Subsidiaries*

23.1	Consent of McConnell & Jones LLP*

23.2	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

99.1	Form of Subscription Agreement*

* Filed herewith

ITEM 17. UNDERTAKINGS

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.           That for the purpose of determining liability under the Securities Act, each post-effective amendment shallbe deemed to be a new registration statement relating to the securities offered therein, and the offering ofsuch securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Houston, State of Texas, on May 15, 2012.

BLUEFIRE EQUIPMENT CORP.

By:	/s/ William Blackwell
Name: William Blackwell
Title: Chief Executive Officer (Principal Executive Officer) Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer), President, and Sole Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following person in the capacities and on the date so indicated.

Signature	Title	Date

/s/ William Blackwell	Chief Executive Officer (Principal Executive Officer),	May 15, 2012
William Blackwell	Chief Financial Officer (Principal Financial Officer), (Principal Accounting Officer), President, and Sole Director

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of BlueFire Equipment Corp., dated June 10, 2008*

3.2	Bylaws of BlueFire Equipment Corp., dated June 10, 2008*

4.1	Specimen Stock Certificate*

4.2	Promissory Note, dated April 1, 2011, issued in favor of Tyson Rohde and amendment dated April 26, 2012*

4.3	Promissory Note, dated July 1, 2011, issued in favor of Carew Rohde and amendment dated April 26, 2012*

4.4	Promissory Note, dated August 11, 2011 issued in favor of Drexel Rohde and amendment dated April 26, 2012*

5.1	Legal Opinion of The Loev Law Firm, PC*

10.1	Affiliation Agreement (Joint-Venture Agreement), dated March 16, 2011, by and between BlueFire Equipment Corp. and its JV Partners, Randy Coy and Gene Duncan*

10.2	Common Stock Warrant, dated April 1, 2011, issued to Tyson Rohde*

10.3	Employment Agreement, dated January 15, 2012, by and between BlueFire Equipment Corp and William Blackwell*

10.4	Non-Qualified Stock Option Agreement, dated January 15, 2012, by and between BlueFire Equipment Corp and William Blackwell*

10.5	Sales Commission Agreement with AB Technologies, Ltd. dated April 26, 2012*

14.1	Code of Ethics*

21.1	List of Subsidiaries*

23.1	Consent of McConnell & Jones LLP*

23.2	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

99.1	Form of Subscription Agreement*

* Filed herewith